EXHIBIT 2.1
                                 -----------

                         AGREEMENT AND PLAN OF MERGER


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                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                         CAPITAL CITY BANK GROUP, INC.,

                       FIRST ALACHUA BANKING CORPORATION

                                      AND

                        FIRST NATIONAL BANK OF ALACHUA

                         Dated as of February 3, 2005





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                              TABLE OF CONTENTS


                                                                         Page
ARTICLE 1     TRANSACTIONS AND TERMS OF MERGERS.............................1

     1.1    HOLDING COMPANY MERGER..........................................1

     1.2    BANK MERGER.....................................................2

     1.3    TIME AND PLACE OF CLOSING.......................................2

     1.4    EFFECTIVE TIME..................................................2

     1.5    ARTICLES OF INCORPORATION.......................................2

     1.6    BYLAWS..........................................................2

     1.7    DIRECTORS AND OFFICERS..........................................2

ARTICLE 2     MANNER OF CONVERTING SHARES...................................3

     2.1    CONVERSION OF SHARES............................................3

     2.2    ANTI-DILUTION PROVISIONS........................................4

     2.3    SHARES HELD BY FABC SHAREHOLDERS OR CCBG........................4

     2.4    DISSENTING SHAREHOLDERS.........................................4

     2.5    FRACTIONAL SHARES...............................................4

ARTICLE 3     EXCHANGE OF SHARES............................................4

     3.1    EXCHANGE PROCEDURES.............................................4

     3.2    RIGHTS OF FORMER FABC SHAREHOLDERS..............................5

ARTICLE 4     REPRESENTATIONS AND WARRANTIES OF FABC........................6

     4.1    ORGANIZATION, STANDING, AND POWER...............................6

     4.2    AUTHORITY OF FABC AND FIRST NATIONAL; NO BREACH BY AGREEMENT....7

     4.3    CAPITAL STOCK...................................................8

     4.4    INVESTMENTS; SUBSIDIARIES.......................................8

     4.5    FINANCIAL STATEMENTS............................................9

     4.6    ABSENCE OF UNDISCLOSED LIABILITIES..............................9

     4.7    ABSENCE OF CERTAIN CHANGES OR EVENTS............................9

     4.8    TAX MATTERS....................................................10

     4.9    ALLOWANCE FOR POSSIBLE LOAN LOSSES.............................13

     4.10   ASSETS.........................................................13

     4.11   INTELLECTUAL PROPERTY..........................................14

     4.12   ENVIRONMENTAL MATTERS..........................................15

     4.13   COMPLIANCE WITH LAWS...........................................16

     4.14   LABOR RELATIONS................................................17


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                              TABLE OF CONTENTS
                                 (continued)

                                                                         Page

     4.15   EMPLOYEE BENEFIT PLANS.........................................17

     4.16   MATERIAL CONTRACTS.............................................21

     4.17   LEGAL PROCEEDINGS..............................................21

     4.18   REPORTS........................................................22

     4.19   STATEMENTS TRUE AND CORRECT....................................22

     4.20   ACCOUNTING, TAX, AND REGULATORY MATTERS........................22

     4.21   STATE TAKEOVER LAWS............................................23

     4.22   CHARTER PROVISIONS.............................................23

     4.23   OPINION OF FINANCIAL ADVISOR...................................23

     4.24   BOARD RECOMMENDATION...........................................23

ARTICLE 5     REPRESENTATIONS AND WARRANTIES OF CCBG.......................23

     5.1    ORGANIZATION, STANDING, AND POWER..............................23

     5.2    AUTHORITY OF CCBG; NO BREACH BY AGREEMENT......................24

     5.3    CAPITAL STOCK..................................................24

     5.4    CCBG SUBSIDIARIES..............................................25

     5.5    SEC FILINGS; FINANCIAL STATEMENTS..............................25

     5.6    ABSENCE OF UNDISCLOSED LIABILITIES.............................25

     5.7    ABSENCE OF CERTAIN CHANGES OR EVENTS...........................26

     5.8    ALLOWANCE FOR POSSIBLE LOAN LOSSES.............................26

     5.9    INTELLECTUAL PROPERTY..........................................26

     5.10   COMPLIANCE WITH LAWS...........................................27

     5.11   LEGAL PROCEEDINGS..............................................27

     5.12   REPORTS........................................................28

     5.13   STATEMENTS TRUE AND CORRECT....................................28

     5.14   ACCOUNTING, TAX AND REGULATORY MATTERS.........................28

ARTICLE 6     CONDUCT OF BUSINESS PENDING CONSUMMATION.....................29

     6.1    AFFIRMATIVE COVENANTS OF FABC AND FIRST NATIONAL...............29

     6.2    NEGATIVE COVENANTS OF FABC AND FIRST NATIONAL..................29

     6.3    COVENANTS OF CCBG..............................................31

     6.4    ADVERSE CHANGES IN CONDITION...................................32

     6.5    REPORTS........................................................32

     6.6    TAXES..........................................................32


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                              TABLE OF CONTENTS
                                 (continued)

                                                                         Page

ARTICLE 7     ADDITIONAL AGREEMENTS........................................34

     7.1    REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL..34

     7.2    NASDAQ LISTING.................................................34

     7.3    APPLICATIONS...................................................34

     7.4    FILINGS WITH STATE OFFICES.....................................35

     7.5    AGREEMENT AS TO EFFORTS TO CONSUMMATE..........................35

     7.6    INVESTIGATION AND CONFIDENTIALITY..............................35

     7.7    PRESS RELEASES.................................................36

     7.8    CERTAIN ACTIONS................................................37

     7.9    ACCOUNTING AND TAX TREATMENT...................................37

     7.10   STATE TAKEOVER LAWS............................................37

     7.11   CHARTER PROVISIONS.............................................37

     7.12   FABC AND FIRST NATIONAL MEETINGS...............................37

     7.13   AGREEMENT OF AFFILIATES........................................38

     7.14   EMPLOYEE BENEFITS AND CONTRACTS................................38

     7.15   ALACHUA 401(K) PLAN QUALIFICATION..............................39

     7.16   INDEMNIFICATION................................................40

     7.17   CERTAIN POLICIES OF FABC.......................................41

     7.18   DIRECTOR AND VOTING AGREEMENTS.................................41

     7.19   PAYMENT OF BONUS...............................................41

     7.20   REAL PROPERTY MATTERS..........................................42

     7.21   FAIRNESS OPINION...............................................43

     7.22   NON-COMPETITION AGREEMENTS.....................................43

     7.23   FABC AUDITED FINANCIAL STATEMENTS..............................43

     7.24   ALLOWANCE FOR POSSIBLE LOAN LOSSES.............................44

ARTICLE 8     CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE............44

     8.1    CONDITIONS TO OBLIGATIONS OF EACH PARTY........................44

     8.2    CONDITIONS TO OBLIGATIONS OF CCBG..............................45

     8.3    CONDITIONS TO OBLIGATIONS OF FABC AND FIRST NATIONAL...........47


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                              TABLE OF CONTENTS
                                 (continued)

                                                                         Page

ARTICLE 9     TERMINATION..................................................48

     9.1    TERMINATION....................................................48

     9.2    EFFECT OF TERMINATION..........................................49

     9.3    ALTERNATE TRANSACTION..........................................50

     9.4    NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS..................50

ARTICLE 10    MISCELLANEOUS................................................50

    10.1    DEFINITIONS....................................................50

    10.2    EXPENSES.......................................................61

    10.3    BROKERS AND FINDERS............................................61

    10.4    ENTIRE AGREEMENT...............................................61

    10.5    AMENDMENTS.....................................................61

    10.6    WAIVERS........................................................62

    10.7    ASSIGNMENT.....................................................62

    10.8    NOTICES........................................................62

    10.9    GOVERNING LAW..................................................63

    10.10   COUNTERPARTS...................................................63

    10.11   CAPTIONS; ARTICLES AND SECTIONS................................64

    10.12   INTERPRETATIONS................................................64

    10.13   ENFORCEMENT OF AGREEMENT.......................................64

    10.14   ENFORCEMENT COSTS..............................................64

    10.15   SEVERABILITY...................................................64


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                        AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of February 3, 2005, by and among CAPITAL CITY BANK GROUP, INC., a Florida corporation ("CCBG"), FIRST ALACHUA BANKING CORPORATION, a Florida corporation ("FABC"), and FIRST NATIONAL BANK OF ALACHUA, a national bank ("First National").


                                  PREAMBLE

     The respective Boards of Directors of CCBG, FABC, and First National are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareowners. This Agreement provides for the acquisition of FABC by CCBG pursuant to the merger of (i) FABC with and into CCBG (the "Holding Company Merger") and
(ii) First National with and into a Florida chartered bank subsidiary of CCBG, Capital City Bank ("CCB") (the "Bank Merger") (collectively, the "Mergers"). At the effective time of the Holding Company Merger, the outstanding shares of the capital stock of FABC shall be converted into the right to receive a combination of shares of the common stock of CCBG and cash as described in this Agreement. As a result, shareholders of FABC shall become shareowners of CCBG and CCBG shall conduct the business and operations of First National. The transactions described in this Agreement are subject to the approvals of the shareholders of FABC, the Board of Governors of the Federal Reserve System, the Florida Department of Financial Services, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Mergers, for federal income tax purposes, shall qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

     Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties, intending to be legally bound, agree as follows:


                                  ARTICLE 1

                      TRANSACTIONS AND TERMS OF MERGERS

     1.1    HOLDING COMPANY MERGER.
            ---------------------- Subject to the terms and conditions of this Agreement, at the Effective Time, FABC shall be merged with and into CCBG in accordance with the provisions of, and with the effect provided in, Sections 607.1101, 607.1103, 607.1105, 607.1106 and 607.1107 of the FBCA.
CCBG shall be the Surviving Corporation resulting from the Holding Company Merger and shall continue to be governed by the Laws of the State of Florida. The Holding Company Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FABC and CCBG.


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     1.2    BANK MERGER.
            ----------- Subsequent to the consummation of the Holding Company Merger, First National shall be merged with and into CCB in accordance with the provisions of and with the effect provided in Section
658.41 of the Florida Statutes on terms and subject to the provisions of the Bank Plan of Merger ("Bank Plan"), attached hereto as Exhibit 1. FABC shall vote the shares of First National Capital Stock in favor of the Bank Plan and the Bank Merger provided therein.

     1.3    TIME AND PLACE OF CLOSING.
            ------------------------- The closing of the transactions contemplated hereby (the "Closing") will take place at the close of business on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties or may be conducted by mail or facsimile as may be mutually agreed upon by the Parties.

     1.4    EFFECTIVE TIME.
            -------------- The Holding Company Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Holding Company Merger shall become effective with the Secretary of State of the State of Florida (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within 60 days after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Mergers, and (ii) the date on which the shareholders of FABC and CCBG approve this Agreement to the extent such approval is required by applicable Law. The actual Effective Time within the 60-day period shall be mutually agreed upon by CCBG and FABC.

     1.5    ARTICLES OF INCORPORATION.
            ------------------------- The Articles of Incorporation of CCBG in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

     1.6    BYLAWS.
            ------ The Bylaws of CCBG in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

     1.7    DIRECTORS AND OFFICERS.
            ---------------------- The directors of CCBG in office immediately prior to the Effective Time, together with such persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of CCBG in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.


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                                  ARTICLE 2

                         MANNER OF CONVERTING SHARES

     2.1    CONVERSION OF SHARES.
            -------------------- Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Mergers and without any action on the part of CCBG, CCB, FABC, or First National or the shareholders of the foregoing, the shares of the constituent corporations shall be converted as follows:

            (a) Each share of capital stock of CCBG issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

            (b) Subject to adjustment as set forth in this Section 2.1, the aggregate purchase price (the "Purchase Price") to be paid by CCBG for the FABC Common Stock shall be Fifty-Eight Million U.S. Dollars ($58,000,000).

            (c) Each share of FABC Common Stock issued and outstanding immediately prior to the Effective Time, excluding shares held by any FABC Entity or any CCBG Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in
Section 2.4, shall cease to be outstanding and, subject to any adjustments as set forth in this Section 2.1, shall be converted into and exchanged for the right to receive:

                  (1) that multiple of a share of CCBG Common Stock equal to the quotient obtained by dividing (i) one-half of the Adjusted Purchase Price Per Share by (ii) $40 (the "Share Exchange Ratio"); and

                  (2) cash equal to one-half of the Adjusted Purchase Price Per Share.

            (d) In the event that the FABC Audited Financial Statements, pursuant to Section 7.23, indicate total shareholders' equity, as that term is defined in accordance with GAAP, as of September 30, 2004 to be less than $24,665,000, the difference obtained by subtracting (a) total shareholders' equity as determined by the Auditor pursuant to Section 7.23 from (b) $24,665,000 shall be deemed to be audit adjustments to the FABC Financial Statements (the "Audit Adjustments").

            (e) If, pursuant to Section 2.1(d), the opinion of the Auditor with respect to the FABC Audited Financial Statements shall be qualified and the total capital is not readily determinable by the Auditor, then the parties agree to negotiate appropriate Audit Adjustments; provided, that, if the parties cannot agree as to the amount of such Audit Adjustments within 30 days of the delivery of the Auditor's audit opinion, CCBG may terminate this Agreement. In the event that CCBG elects not to terminate this Agreement, then there shall be no Audit Adjustments.

            (f) Each share of capital stock of CCB issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.


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            (g)   Each share of capital stock of First National issued and
outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be extinguished from and after the consummation of the Bank Merger.

     2.2    ANTI-DILUTION PROVISIONS.
            ------------------------ In the event CCBG changes the number of shares of CCBG Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Share Exchange Ratio shall be proportionately adjusted.

     2.3 SHARES HELD BY FABC SHAREHOLDERS OR CCBG. ---------------------------------------- Each of the shares of
FABC Common Stock held by any FABC Entity or any CCBG Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     2.4    DISSENTING SHAREHOLDERS.
            ----------------------- Any holder of shares of FABC Common Stock who perfects his or her dissenters' rights in accordance with and as contemplated by Sections 607.1301-1333 of the FBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the FBCA and surrendered to FABC the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of FABC fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares subject to CCBG's consent in its sole discretion, CCBG shall issue and deliver the consideration to which such holder of shares of FABC Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the certificate or certificates representing shares of FABC Common Stock held by him or her.

     2.5    FRACTIONAL SHARES.
            ----------------- Notwithstanding any other provision of this Agreement, each holder of shares of FABC Common Stock exchanged pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of CCBG Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CCBG Common Stock multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.


                                  ARTICLE 3

                              EXCHANGE OF SHARES

     3.1    EXCHANGE PROCEDURES.
            ------------------- Promptly after the Effective Time, CCBG and FABC shall cause the exchange agent selected by CCBG (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of FABC Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such


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Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of FABC Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of FABC Common Stock represented by Certificates that are not registered in the transfer records of FABC, the consideration provided in Section 2.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as CCBG and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of FABC Common Stock (other than shares to be canceled pursuant to Section 2.3 or as to which statutory dissenters' rights have been perfected as provided in Section 2.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 3.2. To the extent required by Section 2.5, each holder of shares of FABC Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of CCBG Common Stock to which such holder may be otherwise entitled (without interest). CCBG shall not be obligated to deliver the consideration to which any former holder of FABC Common Stock is entitled as a result of the Mergers until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 3.1. Any other provision of this Agreement notwithstanding, neither CCBG nor the Exchange Agent shall be liable to a holder of FABC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of FABC shall constitute ratification of the appointment of the Exchange Agent.

     3.2    RIGHTS OF FORMER FABC SHAREHOLDERS.
            ----------------------------------  At the Effective Time, the
stock transfer books of FABC shall be closed as to holders of FABC Common Stock immediately prior to the Effective Time and no transfer of FABC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.1, each Certificate therefor representing shares of FABC Common Stock (other than shares to be canceled pursuant to Sections 2.3 and 2.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.5 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by FABC in respect of such shares of FABC Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by CCBG on the CCBG Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of CCBG Common Stock issuable pursuant to this Agreement. No dividend or other distribution payable to the holders of record of CCBG Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 3.1. However, upon surrender of such Certificate, both the CCBG Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.


                                  ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF FABC

     FABC and First National hereby jointly and severally represent and warrant to CCBG as follows:

     4.1    ORGANIZATION, STANDING, AND POWER.
            ---------------------------------

            (a) FABC is a corporation duly organized, validly existing, and its status is active under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. FABC is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an FABC Material Adverse Effect. The minute books and other organizational documents and corporate records for FABC have been made available to CCBG for its review and, except as disclosed in Section 4.1 of the FABC Disclosure Memorandum, are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

            (b) First National is a national bank duly organized, validly existing, and in good standing under the Laws of the United States of America, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. First National is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an FABC Material Adverse Effect. The minute books and other organizational documents and corporate records for First National have been made available to CCBG for its review and, except as disclosed in Section 4.1 of the FABC Disclosure Memorandum, are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.


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     4.2    AUTHORITY OF FABC AND FIRST NATIONAL; NO BREACH BY AGREEMENT.
            ------------------------------------------------------------

            (a) Each of FABC and First National has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FABC and First National, subject to receipt of the requisite Consents referred to in Section 8.1(b) and the approval of this Agreement by the holders of a majority of the outstanding shares of FABC Common Stock and a majority of the outstanding shares of First National Common Stock, which are the only shareholder votes required for approval of this Agreement and consummation of the Mergers by FABC and First National. Subject to such requisite shareholder approval and due authorization, execution and delivery by CCBG, this Agreement represents a legal, valid, and binding obligation of FABC and First National, enforceable against FABC and First National in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought).

            (b) Neither the execution and delivery of this Agreement by FABC and First National, nor the consummation by FABC and First National of the transactions contemplated hereby, nor compliance by FABC and First National with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FABC's Articles of Incorporation or Bylaws or the certificate or articles of incorporation of any FABC Subsidiary or any resolution adopted by the board of directors or the shareholders of any FABC Entity, or (ii) subject to receipt of the requisite Consents referred to in
Section 8.1(b), and except as disclosed in Section 4.2 of the FABC Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FABC Entity under, any Contract or Permit of any FABC Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, an FABC Material Adverse Effect, or where such event would cause a breach hereof or a Default hereunder, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any FABC Entity or their respective Material Assets (including any CCBG Entity or any FABC Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any CCBG Entity or any FABC Entity being reassessed or revalued by any taxing authority).

            (c) Except for the Consents referred to in Section 8.1(b), no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FABC or First National of the Mergers and the other transactions contemplated in this Agreement.


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


     4.3    CAPITAL STOCK.
            -------------

            (a)   The authorized capital stock of FABC consists of
(i) 250,000 shares of FABC Class A Common Stock, of which 4,456 shares are issued and outstanding as of the date of this Agreement and not more than 4,456 shares will be issued and outstanding at the Effective Time, (ii) 250,000 shares of FABC Class B Common Stock, of which 5,730 shares are issued and outstanding as of the date of this Agreement and not more than 5,730 shares will be issued and outstanding at the Effective Time, and (iii) no shares of preferred stock are authorized, issued or outstanding. All of the issued and outstanding shares of FABC Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of FABC Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of FABC.

            (b)   The authorized capital stock of First National consists of
(i) 80,000 shares of First National Common Stock, of which 80,000 shares are issued and outstanding as of the date of this Agreement and not more than 80,000 shares will be issued and outstanding at the Effective Time, and (ii) no shares of preferred stock are authorized, issued or outstanding. All of the issued and outstanding shares of First National Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable (except for assessment pursuant to 12 U.S.C. Section 55). None of the outstanding shares of First National Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of First National.

            (c) Except as set forth in Sections 4.3(a) and 4.3(b), or as disclosed in Section 4.3 of the FABC Disclosure Memorandum, there are no shares of FABC Capital Stock, First National Capital Stock or other equity securities of FABC or First National outstanding and no outstanding Equity Rights relating to FABC Capital Stock or First National Capital Stock.

     4.4    INVESTMENTS; SUBSIDIARIES.
            ------------------------- FABC and First National have disclosed in Section 4.4 of the FABC Disclosure Memorandum all of the FABC Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the FABC Subsidiaries that are general or limited partnerships, limited liability companies, trusts or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, the type of entity and the amount and nature of the ownership interest therein). FABC owns all of the issued and outstanding shares of capital stock (or other equity interests) of each FABC Subsidiary. No capital stock (or other equity interest) of any FABC Subsidiary is or may become required to be issued (other than to another FABC Entity) by reason of any Equity Rights, and there are no Contracts by which any FABC Subsidiary is bound to issue (other than to another FABC Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any FABC Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any FABC Subsidiary (other than to another FABC Entity). There are no Contracts relating to the rights of any FABC Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any FABC Subsidiary. All of the shares of capital stock (or other equity interests) of each FABC Subsidiary held by a FABC Entity are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FABC Entity free and clear of any Lien. Except as disclosed in Section 4.4 of the FABC Disclosure Memorandum, each FABC Subsidiary is either a bank, a savings association, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing or its status is active, as applicable, under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each FABC Subsidiary is duly qualified or licensed to transact business and in good standing or its status is active, as applicable, in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an FABC Material Adverse Effect. Each FABC Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits are insured by the Bank Insurance Fund. The minute books and other organizational and corporate documents for each FABC Subsidiary have been made available to CCBG for its review, and, except as disclosed in Section 4.4 of the FABC Disclosure Memorandum, are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors, all committees of the Board of Directors and shareholders thereof.

     4.5    FINANCIAL STATEMENTS.
            -------------------- To the Knowledge of FABC and to the Knowledge of First National, each of the FABC Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or as disclosed in Section 4.5 of the FABC Disclosure Memorandum), and fairly presents in all Material respects the financial position of FABC and First National as of the respective dates and the results of operations for the periods indicated, except that the interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     4.6    ABSENCE OF UNDISCLOSED LIABILITIES.
            ----------------------------------  No FABC Entity has any
Liabilities that are reasonably likely to have, individually or in the aggregate, an FABC Material Adverse Effect, except Liabilities which are accrued or reserved against in the balance sheets of FABC and First National as of December 31, 2003, included in the FABC Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto.
Except as set forth in Section 4.6 of the FABC Disclosure Memorandum, no FABC Entity has incurred or paid any Liability since December 31, 2003, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, an FABC Material Adverse Effect or
(ii) in connection with the transactions contemplated by this Agreement.

     4.7    ABSENCE OF CERTAIN CHANGES OR EVENTS.
            ------------------------------------  Since December 31, 2003,
except as disclosed in the FABC Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the FABC Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an FABC Material Adverse Effect.

     4.8    TAX MATTERS.
            -----------

            (a) Filing of Tax Returns. Each FABC Entity has timely filed with the appropriate taxing authorities all Returns (including, without limitation, information returns and other Material information) in respect of Taxes that it is required to file under applicable Law through the date hereof. All such Returns were, and the information contained therein was, complete and accurate in all Material respects. Except as specified in
Section 4.8(a) of the FABC Disclosure Memorandum, no FABC Entity has requested any extension of time within which to file Returns (including, without limitation, information returns) in respect of any Taxes. FABC and First National have made available to CCBG copies of such portions of the federal, state, foreign and local income tax returns of each FABC Entity for the last four years that relate to such FABC Entity. Except as set forth in
Section 4.8(a) of the FABC Disclosure Memorandum, no FABC Entity has derived income from or operated a trade or business in any foreign country, state or locality.

            (b) Payment of Taxes. All Taxes in respect of periods beginning before the date hereof (i) if due and payable, have been timely paid, (ii) if not yet due and payable, have an adequate reserve established therefor in accordance with FABC management's estimate of the taxes owed and in accordance with GAAP as of the Closing Date or (iii) are being contested in good faith by an FABC Entity pursuant to appropriate proceedings which are being diligently pursued and an adequate reserve therefor has been established in accordance with GAAP, as set forth in Section 4.8(b) of the FABC Disclosure Memorandum. No FABC Entity has any Material Liability for Taxes in excess of the amounts so paid or reserves so established in accordance with (b)(i) or (b)(ii) above. Each FABC Entity has, within the time and manner prescribed by applicable Law, rules and regulations, withheld and paid over to the proper taxing or other governmental authorities all Taxes required to be withheld and paid over. Except (i) acts, events or omissions that are ordinary business activities, (ii) to the extent relating to income an FABC Entity receives after the Closing, or (iii) as set forth in
Section 4.8(b) of the FABC Disclosure Memorandum, to the Knowledge of FABC, no acts, events or omissions have occurred on or before the Closing Date that would result in Material Taxes for which any FABC Entity is or may become liable that will apply in a period or a portion thereof beginning on or after the Closing Date.

            (c) Audit History. Except as set forth in Section 4.8(c) of the FABC Disclosure Memorandum, there are no deficiencies for Taxes claimed, proposed or assessed that have not yet been fully and finally resolved and, if such resolution required payment of any Taxes, such payment has been made. Except as set forth in Section 4.8(c) of the FABC Disclosure Memorandum, there are no pending or, to FABC's Knowledge or to First National's Knowledge, threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes, in each case, that, in the reasonable judgment of FABC and First National or their respective tax advisers, are likely to result in a Material additional amount of Taxes. Audits of federal, state, foreign and local returns for Taxes of any FABC Entity by the relevant taxing authorities within the past 5 years have been completed for each period set forth in Section 4.8(c) of the FABC

Disclosure Memorandum. Except as set forth in Section 4.8(c) of the FABC Disclosure Memorandum, no extension of a statute of limitations relating to Taxes is in effect with respect to any FABC Entity.

            (d)   Tax Elections.
                  -------------

                  (1) All Material elections with respect to Taxes affecting any FABC Entity that are effective as of the date hereof are set forth in Section 4.8(d) of the FABC Disclosure Memorandum.

                  (2) No FABC Entity: (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code that would be applicable to any taxable period ending after the Closing Date by reason of a change in accounting method or otherwise; (ii) has made an election or is required, to treat any Asset of any FABC Entity as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before enactment of the Tax Reform Act of 1986, (iii) owns tax-exempt bond financed property within the meaning of
Section 168(g) of the Code, or (iv) owns tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

            (e)   Asset Liens.
                  ----------- There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any Assets of any FABC Entity.

            (f)   Tax Rulings/Binding Agreement.
                  -----------------------------  No FABC Entity has requested or received any ruling from any taxing authority, or signed any binding agreement with any taxing authority (including, without limitation, any advance pricing agreement), that would materially adversely affect the amount of Taxes after the Closing Date.

            (g)   Power of Attorney.
                  ----------------- Except as set forth in Section 4.8(g) of the FABC Disclosure Memorandum, there is no power of attorney currently in force granted by any FABC Entity relating to Taxes.

            (h)   Prior Affiliated Groups.
                  -----------------------  Section 4.8(h) of the FABC
Disclosure Memorandum lists all combined consolidated or unitary groups (other than the consolidated or unitary group of which FABC is the parent) of which each FABC Entity has been a member and which has filed a combined, consolidated or unitary return for federal, state, local or foreign tax purposes.

            (i)   Tax-Sharing Agreements.
                  ---------------------- Except as set forth in Section 4.8(i) of the FABC Disclosure Memorandum, no FABC Entity is a party to a tax-sharing agreement or any similar arrangement.

            (j)   Existing Partnerships and Single Member LLCs.
                  --------------------------------------------  Except as set
forth in Section 4.8(j) of the FABC Disclosure Memorandum, no FABC Entity (i) is subject to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income tax purposes, or (ii) owns a single member limited liability company which is treated as a disregarded entity.

            (k)   Parachute Payments.
                  ------------------ Except as set forth in Section 4.8(k) of the FABC Disclosure Memorandum, no FABC Entity has made or become obligated to make, or will, as a result of any event connected with the merger of FABC with CCBG or any other transaction contemplated herein, make or become obligated to make, any "excess parachute payment" as defined in
Section 280G of the Code.

            (l)   Balance of Intercompany Items.
                  -----------------------------  Except as set forth in
Section 4.8(l) of the FABC Disclosure Memorandum, all items of income, gain, deduction or loss from an intercompany transaction will be taken into account as of the Closing Date under the matching and acceleration rules of Treas. Reg. Section 1.1502-13.

            (m)   Debt or Stock of Acquiring Group.
                  --------------------------------  No FABC Entity owns any
debt obligation of a CCBG Entity or any CCBG Capital Stock.

            (n)   Compliance with Section 6038A.
                  -----------------------------  Each FABC Entity has
complied with all applicable reporting and record-keeping requirements under
Section 6038A of the Code with respect to certain foreign-owned companies and transactions with certain related parties.

            (o)   FIRPTA.
                  ------  No FABC Entity is a "foreign person" as defined in
Section 1445(f)(3) of the Code.

            (p)   Permanent Establishment.
                  -----------------------  No FABC Entity has, or has had, a
permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and any such foreign country.

            (q)   Security for Tax-Exempt Obligations.
                  -----------------------------------  None of the Assets of
any FABC Entity directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code.

            (r)   U.S. Real Property Holding Corporation.
                  --------------------------------------  No FABC Entity is,
or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code.

            (s)   Unpaid Tax.
                  ---------- The unpaid Taxes of each FABC Entity do not exceed the reserve for Taxes based upon FABC management's estimates of the Taxes owed (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the most recent FABC Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FABC.

            (t)   Tax Ownership.
                  ------------- Each Asset with respect to which an FABC Entity claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by such FABC Entity.

            (u)   Timing Differences.
                  ------------------ No item of income or gain reported by any FABC Entity for financial accounting purposes in any pre-Closing period is required to be included in taxable income for a post-Closing period except to the extent that a reserve has been established on the books and financial statements of FABC to reflect timing differences between book and Tax income.

     4.9    ALLOWANCE FOR POSSIBLE LOAN LOSSES.
            ----------------------------------  In the opinion of FABC management and First National management, the allowances for possible loan and lease credit losses (collectively, the "Allowance") shown on the FABC Financial Statements immediately prior to the Effective Time will be, as of the date thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolio of the FABC Entities and other extensions of credit (including letters of credit) by the FABC Entities as of the dates thereof.

     4.10   ASSETS.
            ------

            (a) Except as disclosed in Section 4.10 of the FABC Disclosure Memorandum or as disclosed or reserved against in the FABC Financial Statements delivered prior to the date of this Agreement, each FABC Entity has good, marketable, and insurable title, free and clear of all Liens, to all of its Assets. All Material tangible properties used in the businesses of each FABC Entity are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such FABC Entity's past practices.

            (b) All Assets which are Material to the business of either FABC or First National, held under leases or subleases by any FABC Entity, are held under valid Contracts enforceable by an FABC Entity and to the Knowledge of FABC or to the Knowledge of First National, as to the counterparty to such Contracts in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought), there are no Material Defaults under such Contracts and no event(s) has occurred, which with the giving of notice or passage of time would cause such a Material Default to occur, and each such Contract is in full force and effect. Furthermore, none of the FABC Entities has received any notice that any FABC Entity is in, or will be in, Material Default under such Contracts.

            (c) Each FABC Entity currently maintains insurance in amounts, scope, and coverage reasonably adequate to operate its business as presently conducted. None of the FABC Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000, or in the aggregate $50,000, pending under such policies of insurance and no notices of claims in excess of such amounts have been given by FABC under such policies.

            (d) The Assets of each FABC Entity include all Assets required to operate the business of the FABC Entities as presently conducted.

            (e) Except as disclosed in Section 4.10(e) of the FABC Disclosure Memorandum, neither FABC nor any FABC Subsidiary holds any deposits or has made any loans to any individuals or related group of individuals which (i) in the case of deposits, individually or in the aggregate exceed $8 million, or (ii) in the case of loans, individually or in the aggregate exceed $3.5 million.

            (f) There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any real property owned or leased by any FABC Entity, including FABC's and First National's banking facilities and all other real estate or foreclosed properties and any improvements thereon (collectively, the "Real Property"), except as set forth in Section 4.10(f) of the FABC Disclosure Memorandum.

            (g) Except as set forth in Section 4.10(g) of the FABC Disclosure Memorandum, there are no outstanding contracts for sale, options or rights of first refusal to purchase any Real Property or any portion thereof or interest therein.

            (h) There are no parties (other than any FABC Entities) in possession of any Real Property, other than tenants under any leases disclosed in Section 4.10(h) of the FABC Disclosure Memorandum who are in possession of space to which they are entitled.

            (i) Each real property owned or leased by any FABC Entities and which is used in the ordinary course of FABC's or First National's banking business is supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such property.

            (j) Except as set forth in the FABC Disclosure Memorandum, each real property owned or leased by FABC or First National and which is used in the ordinary course of FABC's or First National's banking business has direct vehicular access to a public road, or has access to a public road via permanent, irrevocable, appurtenant easements benefiting the parcel of real property.

     4.11   INTELLECTUAL PROPERTY.
            --------------------- Except as set forth in Section 4.11 of the FABC Disclosure Memorandum, each FABC Entity owns or has a license to use all of the Intellectual Property used by such FABC Entity in the course of its business. Each FABC Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such FABC Entity in connection with such FABC Entity's business operations, and such FABC Entity has the right to convey by sale or license any Intellectual Property so conveyed. Except as set forth in Section 4.11 of the FABC Disclosure Memorandum, no FABC Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of FABC threatened, which challenge the rights of any FABC Entity with respect to Intellectual Property used, sold or licensed by such FABC Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of FABC, the conduct of the business of any FABC Entity does not infringe any Intellectual Property of any other person. Except as disclosed in Section
4.11 of the FABC Disclosure Memorandum, no FABC Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 4.11 of the FABC Disclosure Memorandum, every officer, director, or employee of any FABC Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to an FABC Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of any FABC Entity, and to the Knowledge of FABC or to the Knowledge of First National, no such officer, director or employee is party to any Contract with any Person other than any FABC Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than FABC or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than any FABC Entity. Except as disclosed in
Section 4.11 of the FABC Disclosure Memorandum, no officer, director or, to the Knowledge of FABC or to the Knowledge of First National, any employee of any FABC Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any FABC Entity.

     4.12   ENVIRONMENTAL MATTERS.
            ---------------------

            (a) Except as disclosed in Section 4.12(a) of the FABC Disclosure Memorandum, each FABC Entity, its Operating Properties and its Participation Facilities are and have been in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, an FABC Material Adverse Effect.

            (b) Except as disclosed in Section 4.12(b) of the FABC Disclosure Memorandum, there has not occurred, nor is there presently occurring, nor is there any basis for the occurrence of, any emission, release, discharge, spill, or disposal, or any threatened emission, release, discharge, spill, or disposal, of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) any respective current or former properties of any FABC Entity, or that of any of its Operating Properties or its Participation Facilities, that was caused by, contributed to, exacerbated by, or otherwise affected or adversely affected by (or potentially affected or adversely affected by), the acts or omissions of an FABC Entity or any of its Operating Properties or, to the Knowledge of FABC, its Participation Facilities, including, but not limited to, (i) in an amount requiring, or reasonably requiring, a notice, notification, or report to be made to a governmental agency or authority pursuant to Environmental Laws or (ii) in violation or noncompliance, or alleged violation or noncompliance, of Environmental Laws.

            (c) Except as disclosed in Section 4.12(c) of the FABC Disclosure Memorandum, each FABC Entity, its Operating Properties and its Participation Facilities have not, at any time, generated, manufactured, processed, distributed, treated, stored, transported, used or handled or disposed of or arranged for the disposal of Hazardous Material at or upon:
(i) any location other than a site lawfully permitted to receive such Hazardous Material or (ii) any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, or (y) the United States Environmental Protection Agency or the relevant state agency or other governmental agency or authority has notified any FABC Entity or any of its Participation Facilities or Operating Properties that such governmental agency or authority has proposed or is proposing to place such site on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, nor is there any basis for the above.

            (d) Except as disclosed in Section 4.12(d) of the FABC Disclosure Memorandum, there is no Litigation pending, or to the Knowledge of FABC and First National, threatened to occur, before any court, governmental agency or authority, or any other forum, in which any FABC Entity or any of its Operating Properties or, to the Knowledge of FABC, its Participation Facilities, has been or, with respect to threatened Litigation, may be named as a defendant or respondent (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) the environment, whether or not occurring at, in, on, into, upon, beneath, about, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any FABC Entity or any of its Operating Properties or Participation Facilities.

            (e) Except as disclosed in Section 4.12(e) of the FABC Disclosure Memorandum, there are no non-compliance orders, warning letters, or notices of violation (collectively, "Notices") pending, nor to the Knowledge of FABC and First National is there a basis for any Notices, before any court, governmental agency or authority, or any other forum, in which any FABC Entity or any of its Operating Properties or, to the Knowledge of FABC, its Participation Facilities, has been or, with respect to threatened Notices, may be named as a defendant or respondent (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws, or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any FABC Entity or any of its Operating Properties or Participation Facilities.

     4.13   COMPLIANCE WITH LAWS.
            -------------------- FABC is duly registered as a bank holding company under the BHC Act. Each FABC Entity has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, an FABC Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, an FABC Material Adverse Effect. Except as disclosed in Section 4.13 of the FABC Disclosure Memorandum, none of the FABC
Entities:

            (a) is in Default under or violation of any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

            (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, an FABC Material Adverse Effect; or

            (c) since January 1, 2001, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory

Authority or the staff thereof (i) asserting that any FABC Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or
(iii) requiring any FABC Entity to enter into or Consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     Copies of all Material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to CCBG.

     4.14   LABOR RELATIONS.
            --------------- No FABC Entity is the subject of any Litigation asserting that it or any other FABC Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other FABC Entity to bargain with any labor organization as to wages or conditions of employment, nor is any FABC Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any FABC Entity, pending or threatened, or to the Knowledge of FABC or to the Knowledge of First National is there any activity involving any FABC Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     4.15   EMPLOYEE BENEFIT PLANS.
            ----------------------

            (a) FABC and First National have listed in Section 4.15 of the FABC Disclosure Memorandum, and, in addition thereto, have delivered or made available to CCBG prior to the execution of this Agreement copies (and will continue to make same available to CCBG after execution and prior to Closing, where necessary) of any and all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, including any employment agreement which may itself contain such provisions, all payroll practices, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA (generally referred to as "Benefit Plans"), currently adopted, maintained by, participated in, sponsored in whole or in part by, or contributed to by FABC or ERISA Affiliate (as defined below) thereof for the benefit of FABC's or any ERISA Affiliate's employees, retirees, dependents, spouses, directors, independent contractors, or any other beneficiaries (collectively "Participants") under which such Participants are eligible to participate or receive benefits (collectively, the "FABC Benefit Plans"). The FABC Benefit Plans documents delivered or made available to CCBG by FABC include true and complete copies of each plan, together with any amendments thereto, any trust agreements associated with an FABC Benefit Plan, together with any amendments thereto, any insurance or annuity contracts with respect to any FABC Benefit Plan, all corporate resolutions with respect to any FABC Benefit Plan, all summary plan descriptions with respect to any FABC Benefit Plan together with any amendments thereto, all Internal Revenue Service ("IRS") Forms 5500 (or variations thereof) together with any Schedule B and any other attachment thereto filed with respect to any FABC Benefit Plan (for each of the three most recent plan years), all certified actuarial statements (for each of the three most recent plan years) with respect to any FABC Benefit Plan, any auditor's reports (for each of the three most recent plan years) with respect to any FABC Benefit Plan, all agreements or Contracts entered into with any third party administrator or trustee with respect to any FABC Benefit Plan, and all agreements or contracts with any investment manager, investment advisor or third party administrator with respect to any FABC Benefit Plan. FABC will further provide CCBG with a list of each pension consultant, actuary, attorney, and accountant providing professional services with respect to any FABC Benefit Plan or the fiduciaries of any FABC Benefit Plan, as well as the location of all other records and the name of the individual responsible for such records with respect to any FABC Benefit Plan. Any of the FABC Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FABC ERISA Plan." Each FABC ERISA Plan that is also a "defined benefit plan" (as defined in Section 414(j) of the Code) is referred to herein as a "FABC Pension Plan." No FABC Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

            (b) Except as otherwise provided for in this Agreement or disclosed in Section 4.15(b) of the FABC Disclosure Memorandum, FABC, First National, their agents, the trustees and other fiduciaries of the FABC Benefit Plans have, at all times, complied in all Material respects in the aggregate with the applicable provisions of the FABC Benefit Plans, the Code and ERISA, including, but not limited to, COBRA, HIPAA (as those terms are defined below) and any applicable, similar state law, and with all agreements relating to the administration of such FABC Benefit Plans. Except as otherwise provided for or disclosed elsewhere in this Agreement, each FABC Benefit Plan has been administered and communicated to the Participants and beneficiaries in accordance with its provisions, and all required annual reports, filings, disclosures, or other communications, which have been required to be made to the Participants and beneficiaries, other employees, the IRS, the U.S. Department of Labor, or any other applicable governmental agency, in connection with each FABC Benefit Plan, pursuant to the Code, ERISA, or other applicable statute or regulation, have been made in a timely manner and no Liability has been incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. All amendments and actions required to bring the FABC ERISA Plans into conformity in all Material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken. Any bonding required with respect to any FABC Benefit Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect. Each FABC ERISA Plan, which is intended to be qualified under Section 401(a) of the Code has heretofore received a favorable determination letter from the IRS, and neither FABC nor any ERISA Affiliate is aware of any circumstances likely to result in revocation of any such favorable determination letter(s); provided, however, that if such FABC ERISA Plan is in the form of a master plan, a prototype plan or a volume submitter plan, then the term "determination letter" includes a favorable opinion or advisory letter issued by the IRS to the submitter practitioner covering the underlying master plan, prototype plan or volume submitter plan, provided the requirements of Announcement 2001-77 (or its successors) are satisfied, which permit FABC and First National to rely on the determination letter issued to the submitter practitioner of such master plan, a prototype plan or a volume submitter plan.

            (c)   Except as disclosed in Section 4.15 of the FABC Disclosure
Memorandum:

                  (1) There are no actions, suits, investigations, arbitrations, proceedings, or adverse Participant claims pending against any FABC Benefit Plan, against the Assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or, to the Knowledge of FABC and its Affiliates, against any agent or fiduciary of any FABC Benefit Plan with respect to the operation of such plans (other than routine benefit claims);

                  (2) Neither FABC nor any ERISA Affiliate or any disqualified person (as defined in Section 4975 of the Code) have engaged in a transaction with respect to any FABC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject FABC, First National, their agents, the trustees or the other fiduciaries of the FABC Benefit Plans to a Tax imposed by either Section 4975 of the Code or any penalty under Section 502(i) of ERISA;

                  (3) There have been no governmental audits of any FABC Benefit Plan within the last six (6) years that have resulted in any penalties, fines, excise taxes, additional benefit accruals, and to the Knowledge of FABC and its Affiliates, there are no threatened or pending governmental audits as of the date hereof and as of the date of Closing; and

                  (4) No FABC Entity will issue any stock, stock options or amend or terminate any FABC Benefit Plan subsequent to the date of this Agreement without the written consent of CCBG except as may be necessary to honor any pre-existing contract or to maintain the qualification of such FABC Benefit Plan, in which case FABC shall promptly notify CCBG of such issuance, amendment or termination in writing prior to its implementation.

            (d) No FABC Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions used for ongoing funding purposes, as set forth for such plan's most recent actuarial valuation or upon termination of such plan and payment of accrued benefits using terminal funding annuities to satisfy accrued benefit obligations. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any FABC Pension Plan, (ii) no change in the actuarial assumptions with respect to any FABC Pension Plan, and (iii) no increase in benefits under any FABC ERISA Plan as a result of plan amendments or changes in applicable Law. Neither any FABC Pension Plan nor any "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by FABC, or the single-employer plan of any entity which is considered one employer with FABC under Section 4001 of ERISA or Section 414 of the Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither FABC nor any ERISA Affiliate has any outstanding Liability under Section 4971 of the Code. FABC has not provided, nor is it required to provide, security to an FABC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

            (e) Within the six-year period preceding the Effective Time, no Liability to the Pension Benefit Guaranty Corporation ("PBGC") under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any FABC Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of FABC or an ERISA Affiliate. Neither FABC nor any ERISA Affiliate has incurred any withdrawal Liability with respect to a


                                     19
<APGE>


multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FABC Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof. All premiums due the PBGC with respect to any FABC Pension Plan have been paid.

            (f) Except as disclosed in Section 4.15 of the FABC Disclosure Memorandum, neither FABC nor any ERISA Affiliate has any Liability for retiree health and life benefits under any of the FABC Benefit Plans and if there are any such plans, there are no restrictions on the rights of FABC or on any ERISA Affiliate to amend or terminate any such retiree health or benefit Plan without incurring any post-termination Liability thereunder (except for administrative costs and professional fees to terminate same).

            (g)   Except as provided for in this Agreement or as disclosed in
Section 4.15 of the FABC Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, change of control, or otherwise) becoming due to any director or any employee of any FABC Entity under any FABC Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FABC Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

            (h) Except as disclosed in Section 4.15 of the FABC Disclosure Memorandum, the actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any FABC Entity and respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Sections 401(a) and/or 412 of the Code or Section 302 of ERISA, have been fully reflected on the FABC Financial Statements to the extent required by and in accordance with GAAP.

            (i) No Liability under any FABC Pension Plan has been funded or satisfied with the purchase of a contract from an insurance company that is not rated "A(Excellent)" or better by A.M. Best Company, Inc.

            (j) Except as disclosed in Section 4.15 of the FABC Disclosure Memorandum, no stock or other security issued by any FABC Entity forms or has formed a part of the Assets of any FABC Benefit Plan.

            (k) To the Knowledge of FABC or to the Knowledge of First National, neither FABC, First National, any FABC Benefit Plan nor any employee, administrator or agent thereof, is or has been in violation of the transaction code set rules enacted by HIPAA and codified at 42 U.S.C. SectionSection 1320d-1 to 1320d-3 or the HIPAA privacy rules under 45 C.F.R.
Part 160 and subparts A and E of Part 164. No penalties have been imposed on FABC, First National, any FABC Benefit Plan, or any employee, administrator or agent thereof, under 42 U.S.C. Section 1320d-5 or Section 1320d-6 as enacted by HIPAA. For purposes of this Agreement, "COBRA" means the provision of Section 4980B of the Code and the regulations thereunder, and
Part 6 of Subtitle B
of Title I of ERISA and any regulations thereunder. "HIPAA" means provisions of the Code, ERISA, and Social Security Act as enacted by the Health Insurance Portability and Accountability Act of 1996, and any regulations thereunder.

     4.16   MATERIAL CONTRACTS.
            ------------------ Except as disclosed in Section 4.16 of the FABC Disclosure Memorandum or otherwise reflected in the FABC Financial Statements, none of the FABC Entities, nor any of their Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by any FABC Entity or the guarantee by any FABC Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any FABC Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person,
(iv) any Contract between or among FABC Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and commercial "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any FABC Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract of less than $25,000), (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (ix) any other Contract or amendment thereto that would be required to be filed with any relevant Regulatory Authority as of the date of this Agreement (together with all Contracts referred to in Sections 4.10 and 4.15(e), the "FABC Contracts"). With respect to each FABC Contract and except as disclosed in Section 4.16 of the FABC Disclosure Memorandum: (i) the Contract is in full force and effect;
(ii) no FABC Entity is in Default thereunder in any Material respect or would be in Default thereunder in any Material respect as a result of this Agreement or the transaction contemplated herein; (iii) no FABC Entity has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of FABC or to the Knowledge of First National, in Default in any respect or has repudiated or waived any Material provision thereunder. Except as disclosed in Section
4.16 of the FABC Disclosure Memorandum, all of the indebtedness of any FABC Entity for money borrowed is prepayable at any time by such FABC Entity without penalty or premium and no FABC Entity has any obligation or Liability to any wholesale mortgage business or to any Affiliate of such Persons to purchase, fund or extend credit with respect to any loans, extensions of credit, mortgages, or any participation or other interest therein originated, brokered or referred by or through such Persons. Except as described in
Section 4.16 of the FABC Disclosure Memorandum, all Contracts to which any FABC Entity is a party may be terminated by such FABC Entity and its successors and assigns without penalty, charge, liability or further obligation.

     4.17   LEGAL PROCEEDINGS.
            ----------------- There is no Litigation instituted or pending, or, to the Knowledge of FABC or to the Knowledge of First National, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FABC Entity or any FABC Benefit Plan, or against any director or employee of any FABC Entity, in their capacity as such, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FABC Entity.
Section 4.17 of the FABC Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any FABC Entity is a party and which names any FABC Entity as a defendant or cross-defendant or for which any FABC Entity has any potential Liability.

     4.18   REPORTS.
            ------- Except as set forth in Section 4.18 of the FABC Disclosure Memorandum, since January 1, 2001, or the date of organization if later, each FABC Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.19   STATEMENTS TRUE AND CORRECT.
            ---------------------------  No statement, certificate,
instrument, or other writing furnished or to be furnished by any FABC Entity or any Affiliate thereof to CCBG pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FABC Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by CCBG with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any FABC Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FABC shareholders in connection with the Shareholders' Meeting, and none of the information contained in any other documents to be filed by any FABC Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FABC, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any FABC Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     4.20 ACCOUNTING, TAX, AND REGULATORY MATTERS. --------------------------------------- No FABC Entity or any
Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     4.21   STATE TAKEOVER LAWS.
            ------------------- Each FABC Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws"), including Sections
607.0901 and 607.0902 of the FBCA.

     4.22   CHARTER PROVISIONS.
            ------------------ Each FABC Entity has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any FABC Entity or restrict or impair the ability of CCBG or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any FABC Entity that may be directly or indirectly acquired or controlled by them. This Agreement and the transactions contemplated herein will not trigger any supermajority voting provisions under the Articles of Incorporation, Bylaws, or other governing instruments of any FABC Entity.

     4.23   OPINION OF FINANCIAL ADVISOR.
            ----------------------------  FABC has received the opinion of
SunTrust Robinson Humphrey, dated the date that the FABC Board of Directors approved this Agreement, to the effect that the consideration to be received in the Mergers by the holders of FABC Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to CCBG.

     4.24   BOARD RECOMMENDATION.
            -------------------- The Board of Directors of FABC, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of FABC Common Stock approve this Agreement.


                                  ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF CCBG

     CCBG hereby represents and warrants to FABC and First National as follows:

     5.1    ORGANIZATION, STANDING, AND POWER.
            ---------------------------------  CCBG is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Material Assets. CCBG is duly qualified or licensed to transact business in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect.

     5.2    AUTHORITY OF CCBG; NO BREACH BY AGREEMENT.
            -----------------------------------------

            (a) CCBG has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CCBG, subject to receipt of the requisite Consents referred to in Section 8.1(b). This Agreement represents a legal, valid, and binding obligation of CCBG, enforceable against CCBG in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

            (b) Neither the execution and delivery of this Agreement by CCBG, nor the consummation by CCBG of the transactions contemplated hereby, nor compliance by CCBG with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CCBG's Articles of Incorporation or Bylaws, or (ii) subject to receipt of the requisite Consents referred to Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CCBG Entity under, any Contract or Permit of any CCBG Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any CCBG Entity or any of their respective Material Assets (including any CCBG Entity or any FABC Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any CCBG Entity or any FABC Entity being reassessed or revalued by any taxing authority).

            (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the PBGC with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CCBG of the Mergers and the other transactions contemplated in this Agreement.

     5.3    CAPITAL STOCK.
            -------------

            (a) The authorized capital stock of CCBG consists of (i) 90,000,000 shares of CCBG Common Stock, of which 14,162,048 shares are issued and outstanding as of the date of this Agreement, and (ii) 3,000,000 shares of CCBG Preferred Stock, none of which is issued and outstanding. All of the issued and outstanding shares of CCBG Capital Stock are, and all of the shares of CCBG Common Stock to be issued in exchange for shares of FABC Common Stock upon consummation of the Mergers, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the FBCA. None of the outstanding shares of CCBG Capital Stock has been, and none of the shares of CCBG Common Stock to be issued in exchange for shares of FABC Common Stock upon consummation of the Mergers will be, issued in violation of any preemptive rights of the current or past shareholders of CCBG.

            (b) Except as set forth in Section 5.3(a), or as provided pursuant to the CCBG Stock Plans, or as disclosed in Section 5.3 of the CCBG Disclosure Memorandum, there are no shares of capital stock or other equity securities outstanding and no outstanding Equity Rights relating to the CCBG Capital Stock.

     5.4    CCBG SUBSIDIARIES.
            ----------------- CCBG has disclosed in Section 5.4 of the CCBG Disclosure Memorandum all of its Significant Subsidiaries as of the date of this Agreement that are corporations and all of the CCBG Subsidiaries that are general or limited partnerships or other non-corporate entities. Each CCBG Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

     5.5    SEC FILINGS; FINANCIAL STATEMENTS.
            ---------------------------------

            (a) CCBG has timely filed and made available to FABC all SEC Documents required to be filed by CCBG since December 31, 2001 (the "CCBG SEC Reports"). The CCBG SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such CCBG SEC Reports or necessary in order to make the statements in such CCBG SEC Reports, in light of the circumstances under which they were made, not misleading.

            (b) Each of the CCBG Financial Statements (including, in each case, any related notes) contained in the CCBG SEC Reports, including any CCBG SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all Material respects the consolidated financial position of CCBG and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     5.6    ABSENCE OF UNDISCLOSED LIABILITIES.
            ----------------------------------  Except as disclosed in the
CCBG Disclosure Memorandum, no CCBG Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of CCBG as of December 31, 2003, included in the CCBG Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as disclosed in the CCBG Disclosure Memorandum, no CCBG Entity has incurred or paid any Liability since
December 31, 2003, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     5.7    ABSENCE OF CERTAIN CHANGES OR EVENTS.
            ------------------------------------  Since December 31, 2003,
except as disclosed in the CCBG Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the CCBG Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, and (ii) the CCBG Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of CCBG provided in Article 6.

     5.8   ALLOWANCE FOR POSSIBLE LOAN LOSSES.
           ----------------------------------  In the opinion of management of CCBG, the Allowance shown on the consolidated balance sheets of CCBG included in the most recent CCBG Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of CCBG included in the CCBG Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the CCBG Entities and other extensions of credit (including letters of credit) by the CCBG Entities as of the dates thereof.

     5.9   INTELLECTUAL PROPERTY.
           --------------------- Each CCBG Entity owns or has a license to use all of the Intellectual Property used by such CCBG Entity in the course of its business. Each CCBG Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such CCBG Entity in connection with such CCBG Entity's business operations, and such CCBG Entity has the right to convey by sale or license any Intellectual Property so conveyed. No CCBG Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of CCBG threatened, which challenge the rights of any CCBG Entity with respect to Intellectual Property used, sold or licensed by such CCBG Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the CCBG Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.6 of the CCBG Disclosure Memorandum, no CCBG Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.9 of the CCBG Disclosure Memorandum, every officer, director, or employee of any CCBG Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a CCBG Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a CCBG Entity, and to the Knowledge of CCBG, no such officer, director or employee is party to any Contract with any Person other than a CCBG Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a CCBG Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a CCBG Entity. Except as disclosed in Section 5.9 of the CCBG Disclosure Memorandum, no officer, director or, to the Knowledge of CCBG, any employee of any CCBG Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any CCBG Entity.

     5.10   COMPLIANCE WITH LAWS.
            -------------------- CCBG is duly registered as a financial holding company under the BHC Act. Each CCBG Entity has in effect all Permits necessary for it to own, lease or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect. Except as disclosed in Section 5.10 of the CCBG Disclosure Memorandum, none of the CCBG
Entities:

            (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

            (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect; or

            (c) since January 1, 2001, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any CCBG Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, (ii) threatening to revoke any Permits, or (iii) requiring any CCBG Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.11   LEGAL PROCEEDINGS.
            ----------------- Except as disclosed in Section 5.11 of the CCBG Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of CCBG, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CCBG Entity or employee benefit plan of any CCBG Entity, or against any director or employee of any CCBG Entity, in their capacity as such, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CCBG Entity, that are reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect.

     5.12   REPORTS.
            ------- Since January 1, 2001, or the date of organization if later, each CCBG Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.13   STATEMENTS TRUE AND CORRECT.
            ---------------------------  No statement, certificate,
instrument or other writing furnished or to be furnished by any CCBG Entity or any Affiliate thereof to FABC pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CCBG Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by CCBG with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any CCBG Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the shareholders of FABC in connection with the Shareholders' Meeting, and none of the information contained in any other documents to be filed by any CCBG Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FABC, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any CCBG Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.14 ACCOUNTING, TAX AND REGULATORY MATTERS. -------------------------------------- No CCBG Entity or any
Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section. All Tax Returns required under applicable Law to be filed by or on behalf of any of the

CCBG Entities through the date hereof have been timely filed, and all such Tax Returns filed are complete and accurate in all Material respects. All Taxes due and owing by any CCBG Entity (whether or not shown on Tax Returns) have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the most recent CCBG Financial Statements delivered prior to the date of this Agreement and as disclosed in Section
5.14 of the CCBG Disclosure Memorandum. Provision for Taxes due or to become due for any of the CCBG Entities for the period or periods through and including the day of the respective CCBG Financial Statements has been made and is reflected on such CCBG Financial Statements and is sufficient to cover all such Taxes.


                                  ARTICLE 6

                  CONDUCT OF BUSINESS PENDING CONSUMMATION

     6.1 AFFIRMATIVE COVENANTS OF FABC AND FIRST NATIONAL. ------------------------------------------------ From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CCBG shall have been obtained, and except as otherwise expressly contemplated herein, FABC and First National shall operate their businesses only in the usual, regular and ordinary course, and in a manner designed to preserve intact their business organizations and Assets and maintain their rights and franchises, and shall take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 8.1(b) or 8.1(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     6.2 NEGATIVE COVENANTS OF FABC AND FIRST NATIONAL. --------------------------------------------- From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CCBG shall have been obtained, and except as otherwise expressly contemplated herein, each of FABC and First National covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

            (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any FABC Entity, except as expressly contemplated by this Agreement; or

            (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a FABC Entity to another FABC Entity) in excess of an aggregate of $25,000 (for the FABC Entities on a consolidated basis) except in the ordinary course of the business of FABC Subsidiaries consistent with past practices (which shall include, for FABC Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any FABC Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the FABC Disclosure Memorandum); or

            (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under FABC Benefit Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FABC Entity, or except as consistent with past practice, declare or pay any dividend or make any other distribution in respect of FABC Capital Stock or First National Capital Stock; or

            (d) except for this Agreement or as disclosed in Section 6.2(d) of the FABC Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FABC Common Stock or any other capital stock of any FABC Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

            (e) adjust, split, combine or reclassify any capital stock of any FABC Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FABC Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any FABC Subsidiary (unless any such shares of stock are sold or otherwise transferred to another FABC Entity) or (y) any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

            (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of one year or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned FABC Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a depository Subsidiary solely in its fiduciary capacity; or

            (g) (1) make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit (i) with respect to properties or businesses outside of the current market area for First National or to borrowers whose principal residence is outside of the current market area for First National, (ii) that are unsecured in excess of $100,000, or (iii) that are secured in excess of $300,000; (2) purchase or sell (except for sales of single family residential first mortgage loans in the ordinary course of FABC's or First National's business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein, or (3) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to CCBG; provided, however, that FABC or First National may, without the prior notice to or written consent of CCBG, renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral except as any FABC Entity is presently obligated under existing written agreements kept as part of such FABC Entity's official records; or

            (h) grant any increase in compensation or benefits to the employees or officers of any FABC Entity, except in accordance with past practice as disclosed in Section 6.2(h) of the FABC Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to plans, written policies or written Contracts in effect on the date of this Agreement as disclosed in Section 6.2(h) of the FABC Disclosure Memorandum; enter into or amend any severance agreements with officers of any FABC Entity; grant any increase in fees or other increases in compensation or other benefits to directors of any FABC Entity except in accordance with past practice disclosed in Section 6.2(h) of the FABC Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

            (i) enter into or amend any employment Contract between any FABC Entity and any Person (unless such amendment is required by Law) that such FABC Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

            (j) adopt any new FABC Benefit Plan or terminate or withdraw from, or make any Material change in or to, any existing FABC Benefit Plan other than any such change that is required by Law or this Agreement or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such FABC Benefit Plans, except as required by Law, the terms of such plans or consistent with past practice; or

            (k) make any significant change in any Tax or accounting methods or estimates or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

            (l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any FABC Entity for Material money damages or restrictions upon the operations of any FABC Entity; or

            (m) except in the ordinary course of business and as expressly permitted in Section 6.2(g), enter into, modify, amend or terminate any Material Contract calling for payments exceeding $25,000 or waive, release, compromise or assign any Material rights or claims.

     6.3    COVENANTS OF CCBG.
            ----------------- From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FABC shall have been obtained, and except as otherwise expressly contemplated herein, CCBG covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the CCBG Capital Stock and the business prospects of the CCBG Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the CCBG Entities' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 8.1(b) or 8.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any CCBG Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of CCBG, desirable in the conduct of the business of CCBG and its Subsidiaries. CCBG further covenants and agrees that it will not amend or agree or commit to amend or permit any of its Subsidiaries to amend or agree or commit to amend, without the prior written consent of FABC, which consent shall not be unreasonably withheld, the Articles of Incorporation or Bylaws of CCBG, in each case, in any manner adverse to the holders of FABC Common Stock as compared to the rights of holders of CCBG Common Stock generally as of the date of this Agreement.

     6.4    ADVERSE CHANGES IN CONDITION.
            ---------------------------- Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, an FABC Material Adverse Effect or a CCBG Material Adverse Effect, as applicable, or (ii) would cause or constitute a breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     6.5    REPORTS.
            ------- Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all Material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

     6.6    TAXES.
            -----

            (a)   Actions Prior to Closing.
                  ------------------------

                  (1) Termination of Existing Tax-Sharing Agreements. ---------------------------------------------- All
tax-sharing agreements or similar arrangements involving an FABC Entity or to which an FABC Entity is a party shall be terminated with respect to such FABC Entity before the Closing Date, and, after the Closing Date, such FABC Entity shall not be bound thereby or have any Liability thereunder.

                  (2)   Tax Elections.
                        ------------- No new elections, and no changes in current elections, with respect to Taxes affecting any FABC Entity shall be made after the date of this Agreement without the prior written consent of CCBG, if such election or change would have the effect of increasing the Tax Liability of any FABC Entity for any period after the Closing Date.

                  (3)   Tax Certificates.
                        ---------------- FABC shall provide CCBG, on or before the Closing Date, with (i) all forms, certificates and/or other instruments required in connection with the transfer and recording taxes and charges arising from the transactions contemplated by this Agreement, together with evidence satisfactory to CCBG that such transfer taxes and charges have been paid in full by FABC, and (ii) a clearance certificate or similar documents which may be required by any state taxing authority to relieve CCBG of any obligation to withhold any portion of payments to FABC pursuant to this Agreement.

                  (4)   Access to Books and Records.
                        ---------------------------  Between the date of the
Agreement and the Closing Date, FABC and First National shall give CCBG and its authorized representatives reasonable access to all books, records and returns of each FABC Entity and have its personnel and accountants available during normal business hours to respond to reasonable requests of CCBG and its authorized representatives.

            (b)   Filing of Tax Returns.
                  ---------------------

                  (1) FABC shall prepare and timely file all Tax returns for all periods ending on or before the Closing Date. All such returns shall be prepared in accordance with past practice (unless a contrary position is required by Law) as to elections and accounting practices to the extent any position taken in such returns may affect the Tax Liability of FABC after the Closing. FABC shall discharge all tax liabilities shown on such returns. In connection with preparation of such returns, FABC shall prepare books and working papers (including a closing of the books as of the Closing Date) which shall clearly demonstrate the income and activities of each FABC Entity for the period ending on the Closing Date. FABC shall provide a copy of such returns to CCBG for its review at least 20 days before the filing of such returns. FABC shall not file any amended return for a period ending on or before the Closing without CCBG's written consent (which consent shall not be unreasonably withheld or delayed) if the filing of any such amended return may affect the Tax Liability of any FABC Entity or for which CCBG is or may become liable.

                  (2) CCBG shall prepare and timely file all Tax returns with respect to FABC other than the Tax returns referred to in Section 6.6(b)(1)above, that are required to be filed after the Closing, and shall duly and timely pay Taxes due on such Tax returns.

            (c)   Carryovers and Carrybacks.
                  -------------------------  For purposes of this Section,
Tax or Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating or capital loss deduction attributable to periods beginning after the Closing Date or to any Post-Closing Partial Period.

            (d) Allocation Between Partial Periods. Any Taxes for any period beginning before the Closing Date and ending after the Closing Date (a "Straddle Period") shall be apportioned between the Pre-Closing Partial Period and the Post-Closing Partial Period, based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes (including, without limitation, income Taxes and Taxes in lieu of income Taxes), on the actual activities, taxable income or taxable loss of FABC during such Pre-Closing Partial Period and such Post-Closing Partial Period, based on a closing of the books as of the close of business on the Closing Date. FABC shall not be permitted to carry out any transaction outside the ordinary course of its trade or business on the Closing Date after the Closing (other than the transactions expressly permitted by this Agreement). "Pre-Closing Partial Period" shall mean the portion of the Straddle Period up to and including the Closing Date, and "Post-Closing Partial Period" shall mean the portion of the Straddle Period following the Closing Date.

            (e) Control of Post-Closing Audits and Other Proceedings. ---------------------------------------------------- FABC
shall cause Jerry M. Smith to deliver to CCBG upon the execution of this Agreement a letter agreement, substantially in the form of Exhibit 2.


                                  ARTICLE 7

                            ADDITIONAL AGREEMENTS

     7.1    REGISTRATION STATEMENT; PROXY STATEMENT; SHARE-HOLDER APPROVAL.
            --------------------------------------------------------------
As soon as reasonably practicable after execution of this Agreement, at a date determined by CCBG in its sole discretion, CCBG shall prepare and file the Registration Statement with the SEC, and shall use its reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of CCBG Common Stock upon consummation of the Mergers. FABC and First National shall each cooperate in the preparation and filing of the Registration Statement and shall each furnish all information concerning it and the holders of its capital stock as CCBG may reasonably request in connection with such action. FABC shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) CCBG shall prepare and file with the SEC the Registration Statement which shall contain the Proxy Statement and FABC shall mail such Proxy Statement to the FABC shareholders,
(ii) FABC shall furnish to CCBG all information concerning FABC that CCBG may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of FABC shall recommend to FABC shareholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of FABC shall use their reasonable efforts to obtain such shareholders' approval. CCBG and FABC shall make all necessary filings with respect to the Mergers under the Securities Laws.

     7.2    NASDAQ LISTING.
            -------------- CCBG shall use its reasonable best efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of CCBG Common Stock to be issued to the holders of FABC Common Stock pursuant to the Holding Company Merger, and CCBG shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

     7.3    APPLICATIONS.
            ------------ CCBG shall promptly prepare and file, and FABC and First National shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

     7.4    FILINGS WITH STATE OFFICES.
            -------------------------- Upon the terms and subject to the conditions of this Agreement, CCBG shall execute and file, in connection with the Closing, the Articles of Merger, or such other required filings to effectuate the Mergers, with the Secretary of State of the State of Florida.

     7.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. ------------------------------------- Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude any Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     7.6    INVESTIGATION AND CONFIDENTIALITY.
            ---------------------------------

            (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Mergers.

            (b) Prior to the Effective Time, FABC and First National shall permit and allow CCBG to make or cause to be made, at CCBG's own expense, such investigation(s) of the business and properties of FABC and its Subsidiaries, and of their respective financial and legal conditions, as CCBG reasonably requests, provided that such investigation(s) shall be reasonably related to the transactions contemplated hereby. In order to perform or to conduct any such investigation(s) described in this Section 7.6(b), or as permitted in Section 7.20, FABC and First National shall grant CCBG the right to gain reasonable access to the businesses and properties of each FABC Entity. No investigations by a Party shall affect the representations and warranties of the other Party.

            (c)  If any investigation(s) of CCBG conducted pursuant to
Section 7.6(b) results in a finding of an event or circumstance that has had or is reasonably likely to have an FABC Material Adverse Effect (an "Adverse Finding"), CCBG shall have the right, but not the obligation (unless required by Section 7.6(f)), to elect to identify and describe in writing to FABC such Adverse Finding and to request its correction, cure, or other resolution, to CCBG's complete satisfaction (which CCBG shall in good faith determine in its sole discretion), within a specific period of time. Any such action taken by CCBG pursuant to the foregoing sentence (1) shall not waive CCBG's right to terminate this Agreement and abandon the Mergers without penalty and at any time before the Closing Date pursuant to Section 9.1(h), provided FABC fails to cure the Adverse Finding to CCBG's satisfaction in the time granted to FABC, and (2) shall not, in any way, act as a waiver as to any other right(s) granted to CCBG pursuant to this Agreement.

            (d) In addition to the Parties' respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such confidential information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective Order or other appropriate remedy and/or waive compliance with this Section 7.6. If in the absence of a protective Order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without Liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed, provided that such disclosing Party uses its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective Order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, upon written request of the other Party, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

            (e) FABC shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons, if any, which were considering an Acquisition Proposal with respect to any FABC Entity to preserve the confidentiality of the information relating to such FABC Entity provided to such Persons and their Affiliates and Representatives.

            (f) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have an FABC Material Adverse Effect or a CCBG Material Adverse Effect, as applicable; provided, that, as applied to any obligations of CCBG, CCBG shall be governed by the provisions of Section 7.6(c).

            (g) Upon request of CCBG, FABC and First National shall request within 10 days of the date thereof, that all third parties that received confidential information regarding FABC or any of its Subsidiaries within the last 12 months in connection with a possible sale or merger transaction involving FABC or any of its Subsidiaries promptly return such confidential information to FABC or First National.

     7.7    PRESS RELEASES.
            -------------- Prior to the Effective Time, FABC, First National and CCBG shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this
Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     7.8    CERTAIN ACTIONS.
            --------------- Except with respect to this Agreement and the transactions contemplated hereby, no FABC Entity nor any Affiliate thereof nor any Representatives thereof retained by any FABC Entity shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of FABC reasonably determines in good faith, based and relying upon a written opinion from its outside counsel, that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to FABC's shareholders under applicable Law, no FABC Entity or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any discussions or Contract with respect to, any Acquisition Proposal, but FABC may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations. FABC and First National shall promptly advise CCBG following the receipt of any Acquisition Proposal and the details thereof, and advise CCBG of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. FABC and First National shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, (ii) direct and use its reasonable best efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing, and
(iii) use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any such activities, discussions, negotiations or Acquisition Proposal. FABC and First National will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence of this Section 7.8 of the obligations undertaken in this Section 7.8.

     7.9    ACCOUNTING AND TAX TREATMENT.
            ---------------------------- Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Mergers, and to use its reasonable efforts to take no action which would cause the Mergers not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes.

     7.10   STATE TAKEOVER LAWS.
            ------------------- Each FABC Entity and its Affiliates shall take the necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including Sections 607.0901 and 607.0902 of the FBCA.

     7.11   CHARTER PROVISIONS.
            ------------------ Each FABC Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any FABC Entity or restrict or impair the ability of CCBG or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any FABC Entity that may be directly or indirectly acquired or controlled by them.

     7.12   FABC AND FIRST NATIONAL MEETINGS.
            --------------------------------  Each FABC Entity shall give
CCBG prior notice of each meeting or proposed action by any of their respective Board of Directors and/or committees, including a description of any matters to be discussed and/or acted upon, and shall within a reasonable period of time after each such meeting occurs provide CCBG copies of all Minutes of each such meeting, except portions of the Minutes discussing the transactions contemplated herein that present conflict of interest and/or confidentiality issues.

     7.13   AGREEMENT OF AFFILIATES.
            ----------------------- FABC has disclosed in Section 7.13 of the FABC Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of FABC for purposes of Rule 145 under the 1933 Act. FABC shall cause each such Person to deliver to CCBG upon the execution of this Agreement a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FABC Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of CCBG Common Stock to be received by such Person upon consummation of the Mergers except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. CCBG shall be entitled to place restrictive legends upon certificates for shares of CCBG Common Stock issued to affiliates of FABC pursuant to this Agreement to enforce the provisions of this Section 7.13; provided that CCBG removes such legends at the appropriate time. CCBG shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of CCBG Common Stock by such affiliates.

     7.14   EMPLOYEE BENEFITS AND CONTRACTS.
            -------------------------------

            (a) Following the Effective Time, CCBG shall provide generally to officers and employees of the FABC Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of CCBG Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the CCBG Entities to their similarly situated officers and employees. CCBG shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents are covered by FABC plans as of Closing, to the extent that (i) such pre-existing condition was covered under the corresponding plan maintained by the FABC Entity and (ii) the individual affected by the pre-existing condition was covered by the FABC Entity's corresponding plan on the date which immediately precedes the Effective Time, provided further, however, that any portion of a pre-existing condition exclusion period imposed by a CCBG employee health plan shall not be enforced to the extent it exceeds in duration any corresponding provision in effect under an FABC Benefit Plan immediately prior to Closing. In addition, CCBG shall credit employees of any FABC Entity for amounts paid under FABC Benefit Plans for the applicable plan year that contains the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket limitations under CCBG health plans. For purposes of participation and vesting (but not benefit accrual) under CCBG's employee benefit plans, the service of the employees of any FABC Entity prior to the Effective Time shall be treated as service with a CCBG Entity participating in such employee benefit plans. For purposes of participation and vesting (but not benefit accrual) under CCBG's vacation policy, the service of the employees of the FABC Entities prior to the Effective Time shall be treated as service with a CCBG Entity subject to such policy.

            (b) Jerry M. Smith shall enter into a three year employment agreement with CCBG in the form attached hereto as Exhibit 4 (the "Executive Employment Agreement").

            (c) Subject to compliance with applicable Laws and the absence of any Material Adverse Effect upon CCBG or any FABC Benefit Plans or CCBG Benefit Plans, FABC shall prior to Closing take such actions as are necessary to terminate each FABC Benefit Plan (other than the Executive Indexed Salary Continuation Plan, by and between Jerry M. Smith and First National Bank of Alachua, dated June 1, 1995 (the "Executive Indexed Salary Continuation Plan"), the Endorsement Method Split Dollar Plan Agreement, dated June 1, 1995, and the First National Bank of Alachua 401(k) Profit Sharing Plan (the "Alachua 401(k) Plan")) and to distribute all benefits attributable thereto as soon as administratively feasible.

     7.15   ALACHUA 401(K) PLAN QUALIFICATION.
            ---------------------------------

            (a) First National, as the sponsor of the Alachua 401(k) Plan, and Jerry M. Smith, as co-trustee of the Alachua 401(k) Plan, shall take all actions reasonably necessary prior to the Closing Date to submit a proper application to the IRS pursuant to the Employee Plans Compliance Resolution System ("EPCRS Application") as set forth in Revenue Procedure 2003-44 (or successor guidance) that will contain a reasonable proposal to address the matters described in Section 4.15 of the FABC Disclosure Memorandum so as to
obtain IRS approval of such corrections thereto.   It is understood and agreed
that such corrections may, if necessary, be made after the Closing Date and that such IRS approval may be obtained after the Closing Date. Jerry M. Smith, as co-trustee of the Alachua 401(k) Plan, shall consult with CCBG and CCBG's legal counsel prior to taking any such actions, shall obtain CCBG and CCBG's legal counsel's prior approval in connection with any IRS or PBGC submissions, communications, filings, or applications, and shall provide CCBG at Closing with documentation of the actions ultimately implemented.

            (b) CCBG, FABC, First National, and Jerry M. Smith, as co-trustee of the Alachua 401(k) Plan, expressly agree that, at all times subsequent to Closing, all Participants in the Alachua 401(k) Plan shall make all elective deferrals exclusively to the Capital City Bank Group, Inc. 401(k) Plan. Upon approval by the IRS of the EPCRS Application, CCBG, in its sole discretion, may elect to (x) freeze the Alachua 401(k) Plan; (y) terminate the Alachua 401(k) Plan; or (z) merge the Alachua 401(k) Plan with the Capital City Bank Group, Inc. 401(k) Plan as a successor plan. Prior to the Closing, First National may continue to pay in the ordinary course the reasonable fees and expenses relating to the administration of the Alachua 401(k) Plan, subject, however, to the provisions of this Agreement relating to certain 401(k) Plan Liabilities and any Corrections required pursuant to the EPCRS Application. After the Closing, CCBG will pay in the ordinary course all reasonable fees and expenses relating to the administration of the Alachua 401(k) Plan, subject, however, to the provisions of this Agreement relating to certain Alachua 401(k) Plan Liabilities and any Corrections required pursuant to the EPCRS Application. FABC and First National have described in Section 7.15(b) of the FABC Disclosure Memorandum the fees and expenses that First National has paid to service providers relating to the Alachua 401(k) Plan.

            (c) CCBG, FABC, First National, and Jerry M. Smith, as co-trustee of the Alachua 401(k) Plan, expressly agree that, at all times subsequent to the execution of this Agreement, no stock or other security issued by any FABC Entity or CCBG Entity held in the Alachua 401(k) Plan shall be withdrawn or transferred by any Participant until CCBG, in its sole discretion, determines that the terms of the IRS compliance statement pursuant to the EPCRS Application have been met.

            (d) With respect to the EPCRS Application, First National, and subsequent to Closing, CCBG, shall pay all fees and expenses, including all legal fees of counsel to First National, accounting fees, filing fees, and application fees, subject to the indemnification provisions in the letter agreement, which is attached to this Agreement substantially in the form of
Exhibit 2; provided, however, that to the extent the IRS or any other governmental agency or applicable Law (i) prohibits any FABC Entity or CCBG Entity from paying such fees and expenses; or (ii) deems such amount to be penalties, Jerry M. Smith, individually, shall pay all fees and expenses, including all legal fees, accounting fees, filing fees, and application fees.

            (e) Jerry M. Smith, to the extent Mr. Smith has direct control over the implementation of corrections set forth in the IRS compliance statement, and the then sponsor of the Alachua 401(k) Plan shall be responsible for timely and properly implementing the corrections set forth in the IRS compliance statement pursuant to the EPCRS Application, subject to the indemnification provisions in the letter agreement, which is attached to this Agreement substantially in the form of Exhibit 2.

            (f) FABC shall cause Jerry M. Smith to deliver to CCBG upon execution of this Agreement a letter agreement, substantially in the form of
Exhibit 2.

     7.16   INDEMNIFICATION.
            ---------------

            (a) With respect to all claims brought during the period of three (3) years after the Effective Time, CCBG shall indemnify, defend and hold harmless the present and former directors, officers and employees of FABC and First National (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers or employees of FABC and First National or, at FABC's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Florida Law. Notwithstanding the foregoing, with respect to all losses, Liabilities, damage, costs, claims, and expenses related to Alachua 401(k) Plan Liabilities, no CCBG Entity shall indemnify, defend or hold harmless the present and former trustees of the Alachua 401(k) Plan, including Jerry M. Smith and Frank Bevis. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between CCBG and the Indemnified Party.

            (b) CCBG shall, to the extent available, (and FABC and First National shall cooperate prior to the Effective Time in these efforts) maintain in effect for a period of three years after the Effective Time directors' and officers' liability insurance with respect to claims arising from facts or events which occurred up to twelve (12) months prior to the Effective Time and covering the Indemnified Parties; provided, that CCBG shall not be obligated to make aggregate premium payments for such three-year period in respect of such an insurance policy (or coverage replacing such a policy) which exceed $45,000 for the portion related to FABC's and First National's directors and officers.

            (c) Promptly after receipt by an Indemnified Party of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such party will notify the indemnifying party in writing of such complaint or of the commencement of such action or proceeding. A failure to notify the indemnifying party will not relieve the indemnifying party from any Liability it may have hereunder or otherwise, except to the extent that such failure materially prejudices the indemnifying party's rights or its ability to defend against such complaint, action or proceeding. If the indemnifying party so elects or is requested by such Indemnified Party, it will assume the defense of such action or proceeding, including the employment of counsel (which may be counsel to the indemnifying party) reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that such Indemnified Party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the indemnifying party fails to assume the defense of the action or proceeding in a timely manner, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the indemnifying party will pay the fees and disbursements of such counsel; provided, however, that the indemnifying party will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified parties in any jurisdiction in any single action or proceeding. The Indemnified Party will cooperate with the indemnifying party in the defense of any such action or proceeding. In any action or proceeding the defense of which is assumed by the indemnifying party, the Indemnified Party will have the right to participate in such action or proceeding and to retain its own counsel at such Indemnified Party's own expense. The indemnifying party shall not be liable for any settlement effected without its prior written consent. The indemnifying party shall not have any obligation hereunder to the Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of the Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     7.17   CERTAIN POLICIES OF FABC.
            ------------------------ CCBG, FABC, and First National shall consult with respect to their respective major policies and practices and FABC and First National shall make such modification or changes to their policies and practices, if any, prior to the Effective Time as may be mutually agreed upon. CCBG, FABC, and First National also shall consult with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section.

     7.18   DIRECTOR AND VOTING AGREEMENTS.
            ------------------------------  Concurrently with the execution and delivery of this Agreement, FABC and First National agree to cause each of their directors to execute and deliver a Director and Voting Agreement in the form attached hereto as Exhibit 5.

     7.19   PAYMENT OF BONUS.
            ---------------- CCBG agrees that either CCBG or CCB shall pay to Jerry M. Smith on the Closing Date a lump-sum bonus in cash in an amount equal to the maximum amount payable without triggering an excise tax under Section 4999 of the Code or a deduction limitation under Section 280G of the Code; provided that such bonus shall not exceed $1 million.

     7.20   REAL PROPERTY MATTERS.
            --------------------- At its option and expense, CCBG may cause to be conducted: (1) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and improvements thereon that is used by any FABC Entity as a banking office (collectively, the "Property Examination"); and (2) site inspections, historic reviews, regulatory analyses, and environmental investigations and assessments of the Real Property as CCBG shall deem necessary or desirable (collectively, the "Environmental Survey"). The Environmental Survey may include, but shall not be limited to: (i) CCBG's right to perform a Phase I Environmental Site Assessment (pursuant to ASTM Standard E 1527-00 or ASTM Standard E 1527-97) in connection with any businesses or properties of any FABC Entity, including any of its Participation Facilities or its Operating Facilities, (ii) CCBG's right to perform or to conduct any other environmental investigations, inspections, assessments, site reconnaissance, or site visits, or environmental sampling, testing, analysis, or monitoring activities, in connection with any businesses or properties of any FABC Entity, including its Participation Facilities or its Operating Facilities, and (iii) CCBG's right to request and to obtain from any FABC Entity any information or documents, including, but not limited to, environmental reports and regulatory agency correspondence, in any FABC Entity's possession or control relating to the matters described in this Section 7.20. In order to perform or to conduct any such investigation(s) described in this Section 7.20, each FABC Entity shall grant CCBG the right to gain reasonable access to any businesses and properties of any FABC Entity, including access to its Participation Facilities or its Operating Facilities. Should CCBG elect to complete an Environmental Survey of any Real Property, it shall notify FABC or First National before commencing the Environmental Survey and shall make reasonable efforts to coordinate the Environmental Survey with FABC and First National.

     If, in the course of the Property Examination or Environmental Survey, CCBG determines that a "Material Defect" (as defined below) exists with respect to the Real Property, CCBG shall have the option, at its sole discretion, exercisable upon written notice to FABC or First National ("Material Defect Notice") to: (1) direct FABC or First National to cure the Material Defect to CCBG's reasonable satisfaction; (2) terminate this Agreement in the event of a Material Defect under Subsection (a) of the "Material Defect" definition; (3) terminate this Agreement in the event of a Material Defect under Subsections (b) or (c) of the "Material Defect" definition if CCBG reasonably believes the cost to cure the Material Defect will be greater than or equal to $200,000; or (4) waive the Material Defect. A termination under Section (2) or (3) of this paragraph shall be deemed to be a termination under Section 9.1(a).

     If CCBG elects to direct FABC or First National to cure, then FABC or First National shall have thirty (30) days from the date of the receipt of the Material Defect Notice, or such later time, which shall not be later than the Closing Date, as shall be mutually agreeable to the parties in which to cure such Material Defect to CCBG's reasonable satisfaction. If FABC or First National fails to cure a Material Defect to CCBG's reasonable satisfaction within the period specified above, then CCBG may terminate this Agreement (with such termination being deemed to be a termination under Section 9.1(h)).

     For purposes of this Agreement, a "Material Defect" shall include:

            (a) the existence of any Lien (other than the lien of Real Property Taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a Material breach of the representations and warranties contained in Section
4.10 or 4.11, in either such case that CCBG reasonably believes will materially adversely affect its use of any parcel of the Real Property for the purpose for which it currently is used or the value or marketability of any parcel of the Real Property, or as to which CCBG otherwise reasonably objects;

            (b) the existence of any structural defects or conditions of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that CCBG reasonably believes would cost more than $25,000 in the aggregate to repair, remove or correct as to all such Real Property; or

            (c) the existence of facts or circumstances relating to any of the Real Property reflecting that: (1) there likely has been a discharge, disposal, release, threatened release, or emission by any Person of any Hazardous Material on, from, under, at, or relating to the Real Property; or
(2) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property which constitutes or would constitute a violation of any Environmental Laws as to which CCBG reasonably believes, based on the advice of legal counsel or other consultants, that an FABC Entity could become responsible or liable, or that CCBG could become responsible or liable, following the Closing Date, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or Liability which an FABC Entity could incur, or for which CCBG could become responsible or liable, following the Closing Date, could equal or exceed an aggregate of $25,000 or more as to all such Real Property.

     7.21   FAIRNESS OPINION.
            ---------------- FABC shall obtain from SunTrust Robinson Humphrey, a letter, dated the date that the FABC Board of Directors approved this Agreement, to the effect that, in the opinion of such firm, the consideration to be received by FABC shareholders in connection with the Mergers is fair, from a financial point of view, to such shareholders, a signed copy of which shall be promptly delivered to CCBG.

     7.22   NON-COMPETITION AGREEMENTS.
            -------------------------- Following the execution and delivery of this Agreement, FABC agrees to use its best efforts to cause individuals identified by CCBG to execute and deliver a Non-Competition Agreement in the form attached hereto as Exhibit 6.

     7.23   FABC AUDITED FINANCIAL STATEMENTS.
            ---------------------------------  FABC agrees to engage Crowe
Chizek and Company LLC, certified public accountants (the "Auditor"), on or before the twentieth (20th) day after the date this Agreement is executed, to audit the FABC Audited Financial Statements and to use its best efforts to cause the Auditor to certify such audited financial statements on or before April 15, 2005. FABC and CCBG agree to each pay one-half of the fees for this audit of the FABC Audited Financial Statements. FABC shall book the Audit Adjustments to the FABC Financial Statements, and these Audit Adjustments shall be reflected in the calculation of "net worth" in Section 8.2(f). In the event that the Audit Adjustments reflect, in whole or in part, accounting procedures or policies of FABC or First National that are not consistent with GAAP, FABC and First National agree to modify immediately their accounting procedures and policies to conform with GAAP. FABC and First National shall prepare the FABC Financial Statements, for periods as of or ending on a date that occurs subsequent to September 30, 2004, in accordance with such modified accounting procedures and policies.

     7.24   ALLOWANCE FOR POSSIBLE LOAN LOSSES.
            ----------------------------------  The Allowance reflected in the FABC Financial Statements as of the Effective Time will be adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolio of the FABC Entities and other extensions of credit (including letters of credit) by the FABC Entities as of the dates thereof.


                                  ARTICLE 8

              CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. --------------------------------------- The respective obligations of each Party to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

            (a)   Shareholder Approval.
                  -------------------- The shareholders of FABC shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Mergers, as and to the extent required by Law or by the provisions of any governing instruments. The shareholders of CCBG shall have approved the issuance of shares of CCBG Common Stock pursuant to the Mergers, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

            (b)   Regulatory Approvals.
                  -------------------- All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of CCBG or of FABC would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

            (c)   Consents And Approvals.
                  ---------------------- Each Party shall have obtained any and all Consents required for consummation of the Mergers (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, an FABC Material Adverse Effect or a CCBG Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of CCBG or of FABC would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

            (d)   Legal Proceedings.
                  ----------------- No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

            (e)   Registration Statement.
                  ---------------------- The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of CCBG Common Stock issuable pursuant to the Mergers shall have been received.

            (f)   Share Listing.
                  ------------- The shares of CCBG Common Stock issuable pursuant to the Mergers shall have been approved for listing on the Nasdaq National Market.

            (g)   Tax Matters.
                  ----------- Each Party shall have received a written opinion of its counsel, in form reasonably satisfactory to such Party (the "Tax Opinion"), to the effect that (i) each of the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Holding Company Merger of FABC Common Stock for CCBG Common Stock will not give rise to gain or loss to the shareholders of FABC with respect to such exchange (except to the extent of any cash received), and
(iii) neither FABC nor CCBG will recognize gain or loss as a consequence of the Mergers (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of FABC and CCBG reasonably satisfactory in form and substance to such counsel.

     8.2    CONDITIONS TO OBLIGATIONS OF CCBG.
            ---------------------------------  The obligations of CCBG to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CCBG pursuant to Section 10.6(a):

            (a)   Representations And Warranties.
                  ------------------------------  For purposes of this
Section 8.2(a), the accuracy of the representations and warranties of FABC and First National set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of FABC and First National set forth in this Agreement (including, without limitation, the representations and warranties set forth in Sections 4.3, 4.20, 4.21, and 4.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an FABC Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

            (b)   Performance Of Agreements And Covenants.
                  ---------------------------------------  Each and all of
the agreements and covenants of FABC and First National to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with.

            (c)   Certificates.
                  ------------ FABC and First National shall have delivered to CCBG (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to FABC or First National and in Section 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by FABC's and First National's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CCBG and its counsel shall request.

            (d)  Opinion Of Counsel.
                 ------------------ CCBG shall have received an opinion of Smith, Gambrell & Russell, LLP, counsel to FABC and First National, dated as of the Closing, in form reasonably satisfactory to CCBG, as to the matters set forth in Exhibit 7.

            (e)   Affiliates' Agreements.
                  ---------------------- CCBG shall have received from each Affiliate of FABC the Affiliates Letter referred to in Section 7.13.

            (f)   Net Worth And Capital Requirements.
                  ----------------------------------  Immediately prior to
the Effective Time, FABC shall have a consolidated minimum net worth of at least $25,375,000. For purposes of calculating "net worth" for this Section 8.2(f), "net worth" shall not be reduced by fees, costs and expenses (a) incurred or paid by FABC in connection with the execution and performance of this Agreement up to a maximum amount of $1,100,000 or (b) incurred or paid at the request of CCBG; provided, however, "net worth" shall be reduced for adjustments requested by CCBG for purposes of complying with GAAP and adjustments for purposes of complying with Sections 7.23 or 7.24. For purposes of this Section 8.2(f), "net worth" shall mean the sum of the amounts set forth on the balance sheet as stockholders' equity (including the par or stated value of all outstanding capital stock, additional paid-in surplus, retained earnings, treasury stock, and unrealized gains or losses on securities available for sale) determined in accordance with GAAP.

            (g)   Director and Voting Agreements.
                  ------------------------------  CCBG shall have received
from each director of FABC and First National the Director and Voting Agreement set forth hereto at Exhibit 5.

            (h)   Claims Letter.
                  ------------- CCBG shall have received from each director and officer of FABC and First National the Claims Letter set forth hereto at
Exhibit 8.

            (i)   Clearance Certificate.
                  --------------------- FABC and First National shall provide CCBG with a clearance certificate or similar document(s) which may be required by any state taxing authority in order to relieve CCBG of any obligation to withhold any portion of the consideration under this Agreement.

            (j)   Executive Employment Agreement.
                  ------------------------------  CCBG shall have received from
Jerry M. Smith an executed Executive Employment Agreement in the form attached hereto as Exhibit 4.

            (k)   Letter Agreement.
                  ---------------- CCBG shall have received from Jerry M. Smith an executed letter agreement in the form attached hereto as Exhibit 2.

     8.3 CONDITIONS TO OBLIGATIONS OF FABC AND FIRST NATIONAL. ---------------------------------------------------- The
obligations of FABC and First National to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FABC or First National pursuant to Section 10.6(b):

            (a)   Representations And Warranties.
                  ------------------------------  For purposes of this
Section 8.3(a), the accuracy of the representations and warranties of CCBG set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of CCBG set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a CCBG Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

            (b)   Performance Of Agreements And Covenants.
                  ---------------------------------------  Each and all of
the agreements and covenants of CCBG to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

            (c)   Certificates.
                  ------------ CCBG shall have delivered to FABC and First National (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to CCBG and in
Section 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by CCBG's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FABC and First National and their counsel shall request.

            (d)   Opinion Of Counsel.
                  ------------------ FABC and First National shall have received an opinion of Gunster, Yoakley & Stewart, P.A., counsel to CCBG, dated as of the Effective Time, in form reasonably acceptable to FABC, as to the matters set forth in Exhibit 9.

            (e)   Agreement relating to Executive Indexed Salary Continuation
Plan.             -----------------------------------------------------------
----
CCBG shall have delivered to FABC and First National an agreement as contemplated in Section VI(B) of the Executive Indexed Salary Continuation Plan, in form reasonably acceptable to FABC and First National and their counsel.

                                  ARTICLE 9

                                 TERMINATION

     9.1    TERMINATION.
            ----------- Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of FABC, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

            (a)   By mutual consent of CCBG and FABC; or

            (b) By either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, an FABC Material Adverse Effect or a CCBG Material Adverse Effect, as applicable, on the breaching Party; or

            (c) By either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

            (d) By either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Mergers and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of FABC fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon; or

            (e) By either Party in the event that the Mergers shall not have been consummated by August 31, 2005, which date may be extended by the mutual consent of the Parties, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e); or

            (f) By either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Mergers cannot be satisfied or fulfilled by the date specified in Section 9.1(e); or

            (g) By CCBG, in the event that the Board of Directors of FABC or First National shall have failed to reaffirm its approval of the Mergers and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Mergers, or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the Assets of FABC; or

            (h) By CCBG, in the event of an Adverse Finding and, if time is granted by CCBG to cure such Adverse Finding pursuant to Section 7.6(c), such Adverse Finding is not cured to the satisfaction of CCBG within the time specified in CCBG's notice of such Adverse Finding; or

            (i)   By FABC, pursuant to Section 9.3; or

            (j)   By CCBG, pursuant to Section 2.1(e); or

            (k) By FABC, at any time during the two-day period commencing at the close of trading on the Determination Date, if both (i) the Average Closing Price is less than or equal to $34, and (ii) the quotient obtained by dividing the Average Closing Price by 40 is less than the number obtained by subtracting 0.15 from the quotient obtained by dividing (x) the Index Price at the close of trading on the Determination Date by (y) the Index Price on the Starting Date, subject to the following three sentences. If FABC elects to exercise its termination right pursuant to the immediately preceding sentence, then it shall give prompt written notice to CCBG; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period. During the three-day period commencing with its receipt of such notice, CCBG shall have the option of adjusting the Share Exchange Ratio to a number equal to a quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (i) the product obtained by multiplying
(x) $34 and (y) the Share Exchange Ratio (as then in effect) by (ii) the Average Closing Price. If CCBG makes such an election within such three-day period it shall give prompt written notice to FABC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(k) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 9.1(k).

     If any company belonging to the Index Group or CCBG declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or CCBG shall be appropriately adjusted for the purposes of applying this Section 9.1(k).

     9.2    EFFECT OF TERMINATION.
            --------------------- In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of this
Section 9.2 and Article 10 and Sections 7.6(d) and 7.7 shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 9.1(b), 9.1(c) or 9.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     9.3    ALTERNATE TRANSACTION.
            --------------------- Nothing contained in this Agreement shall be deemed to prohibit any director or officer of FABC from fulfilling his or her fiduciary duties to FABC shareholders or from taking any action required by Law. However, in addition to any other payments required by this Agreement, in the event that this Agreement is terminated as a result of FABC or the holders of at least a majority of the shares of FABC Common Stock entering into an agreement with respect to the merger of FABC with a party other than CCBG or the acquisition of a majority of the outstanding shares of FABC Common Stock by any party other than CCBG, or is terminated in anticipation of any such agreement or acquisition, then, in either event, FABC shall immediately pay CCBG, by wire transfer, $2,320,000 in full satisfaction of CCBG's losses and damages resulting from such termination. FABC agrees that $2,320,000 is reasonable under the circumstances, that it would be impossible to exactly determine CCBG's actual damages as a result of such a termination and that CCBG's actual damages resulting from the loss of the transaction are in excess of $2,320,000.

     9.4 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. --------------------------------------------- The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.4 and Articles 1, 2, 3, 4, and 10 and Sections 6.6, 7.7, 7.13, 7.14, 7.16, and 9.3;
provided, however, that the representations and warranties contained in ARTICLE 4 shall not survive the Effective Time beyond the third anniversary of the Closing Date.


                                  ARTICLE 10

                                 MISCELLANEOUS

    10.1    DEFINITIONS.
            -----------

            (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     "1933 ACT" shall mean the Securities Act of 1933, as amended.

     "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

     "ADJUSTED PURCHASE PRICE" shall mean the Purchase Price reduced by the Audit Adjustments.

     "ADJUSTED PURCHASE PRICE PER SHARE" shall mean the quotient obtained by dividing (i) the Adjusted Purchase Price by (ii) the number of shares of FABC Common Stock issued outstanding immediately prior to the Effective Time, excluding shares held by any FABC Entity or any CCBG Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted.

     "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any executive officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

     "ALACHUA 401(K) PLAN LIABILITIES" shall mean all Liabilities relating to the EPCRS Application, all failures described in Section 4.15 of the FABC Disclosure Memorandum, and any Liabilities, including, but not limited to, excise taxes relating to the Alachua 401(k) Plan.

     "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by CCBG and filed with the Secretary of State of the State of Florida relating to the Holding Company Merger as contemplated by Section 1.1.

     "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "AVERAGE CLOSING PRICE" shall mean the average of the daily closing sales prices of one share of CCBG Common Stock as reported on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by CCBG) for the twenty (20) consecutive full trading days in which such shares are traded on the Nasdaq National Market ending at the close of trading on the Determination Date.

     "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "CCB" shall mean Capital City Bank, a Florida chartered commercial bank and a CCBG Subsidiary.

     "CCBG" shall mean Capital City Bank Group, Inc., a Florida corporation.

     "CCBG CAPITAL STOCK" shall mean, collectively, the CCBG Common Stock, the CCBG Preferred Stock and any other class or series of capital stock of CCBG.

     "CCBG COMMON STOCK" shall mean the common stock of CCBG, $.01 par value per share.

     "CCBG DISCLOSURE MEMORANDUM" shall mean the written information entitled "Capital City Bank Group, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to FABC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

     "CCBG ENTITIES" shall mean, collectively, CCBG and all CCBG
Subsidiaries.

     "CCBG FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of CCBG as of December 31, 2003 and 2002, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2003, 2002 and 2001, as filed by CCBG in SEC Documents, and (ii) the consolidated statements of condition and balance sheets of CCBG (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2003.

     "CCBG MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of CCBG and its Subsidiaries, taken as a whole, or (ii) the ability of CCBG to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, including without limitation the tax-free reorganization status of the Mergers; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of CCBG (or any of its Subsidiaries) taken with the prior informed written Consent of FABC in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of CCBG, including expenses incurred by CCBG in consummating the transactions contemplated by this Agreement.

     "CCBG PREFERRED STOCK" shall mean the preferred stock of CCBG, $.01 par value per share.

     "CCBG STOCK PLANS" shall mean the existing stock-based plans of CCBG designated as follows: (i) Associate Incentive Plan, (ii) Associate Stock Purchase Plan, (iii) Director Stock Purchase Plan and (iv) Dividend Reinvestment Plan.

     "CCBG SUBSIDIARIES" shall mean the Subsidiaries of CCBG, which shall include the CCBG Subsidiaries described in Section 5.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of CCBG in the future and held as a Subsidiary by CCBG at the Effective Time.

     "CLOSING DATE" shall mean the date on which the Closing occurs.

     "CODE" shall mean the Internal Revenue Code of 1986. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include all amendments thereto and any substitute and successor provisions. All section references to the Code (or Treasury Regulations) shall include all similar provisions under the applicable state, local or foreign tax law.

     "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated July 26, 2004, between SunTrust Robinson Humphrey, on behalf of FABC and CCBG.

     "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or
(iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

     "DEPOSIT ACCOUNTS" means the deposit accounts held at FABC, the balances which are included in the Deposits or would be so included if the Deposit Account had a positive balance.

     "DEPOSITS" means all deposits (as defined in 12 U.S.C. Section 1813(I)) held by FABC as of the Close of Business on the Closing Date.

     "DETERMINATION DATE" shall mean the fifth full trading day prior to the day on which the Effective Time occurs.

     "ENVIRONMENTAL LAWS" shall mean any and all Laws (which were formerly effective, are effective currently, or are effective after the Effective Time, including any amendments thereto) relating in any way to protection or regulation of public health, human health, or the environment, including, but not limited to, ambient air, indoor air, surface water, ground water, other waters, land surface, subsurface strata, or occupational safety and health, including, but not limited to, those Laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency or state or local governmental agencies or authorities with jurisdiction over, and including common law in respect of, protection or regulation of public health, human health, or the environment, also including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA"), and the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq. ("RCRA"), and their state equivalents or analogs, and including, but limited to, all other Laws relating to the emission, discharge, disposal, spill, release, or threatened release of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

     "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "EXHIBITS" 1 through 9, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "FABC" shall mean First Alachua Banking Corporation, a Florida corporation.

     "FABC AUDITED FINANCIAL STATEMENTS" shall mean the consolidated statement of condition (including related notes and schedules, if any) of FABC as of September 30, 2004, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine-month period ended September 30, 2004 that shall be audited pursuant to Section 7.23.

     "FABC CAPITAL STOCK" shall mean, collectively, the FABC Common Stock and any other class or series of capital stock of FABC.

     "FABC COMMON STOCK" shall mean (i) Class A Common Stock of FABC, $0.10 par value per share and (ii) Class B Common Stock of FABC, $0.10 par value per share.

     "FABC DISCLOSURE MEMORANDUM" shall mean the written information entitled "First Alachua Banking Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to CCBG describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

     "FABC ENTITIES" shall mean, collectively, FABC and all FABC
Subsidiaries.

     "FABC FINANCIAL STATEMENTS" shall mean (i) for the years ended December 31, 2003, 2002 and 2001, FABC's balance sheets, income statements and statements of changes in stockholders' equity (including related notes and schedules, if any), (ii) for the years ended December 31, 2003, 2002 and 2001, the balance sheet, income statement, reconciliation of equity, reconciliation of reserve for possible loan losses, and Schedule RC-C-loans and lease financing receivables (including related notes and schedules, if any), with respect to First

National, all on an unaudited basis, and (iii) the balance sheets, income statements and statements of changes in stockholders' equity (including related notes and schedules, if any) for FABC on a consolidated basis, and for First National, for periods ended subsequent to December 31, 2003.

     "FABC MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of FABC and its Subsidiaries, taken as a whole, or (ii) the ability of FABC to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of FABC (or any of its Subsidiaries) taken with the prior informed written Consent of CCBG in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of FABC, including expenses incurred by FABC in consummating the transactions contemplated by this Agreement.

     "FABC STOCK PLANS" shall mean all stock-based plans of FABC.

     "FABC SUBSIDIARIES" shall mean the Subsidiaries of FABC, which shall include the FABC Subsidiaries described in Section 4.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of FABC in the future and held as a Subsidiary by FABC at the Effective Time.

     "FBCA" shall mean the Florida Business Corporation Act, as amended.

     "FIRST NATIONAL" shall mean the First National Bank of Alachua, a national banking association and an FABC Subsidiary.

     "FIRST NATIONAL CAPITAL STOCK" shall mean, collectively, the First National Common Stock and any other class or series of capital stock of First National.

     "FIRST NATIONAL COMMON STOCK" shall mean the common stock of First National, $5.00 par value per share.

     "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement, consistently applied during the periods involved.

     "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance, as those terms have been, are currently, or after the Effective Time are, regulated, or defined, by any applicable Environmental Laws, and (ii) any other chemical, pollutant, constituent, contaminant, substance, material, waste, petroleum, petroleum product, or oil, or similar or related items, that have been, are currently, or after the Effective Time are, regulated, or defined, by any applicable Environmental Laws. The term "HAZARDOUS MATERIAL" shall specifically include (but is not limited to) asbestos or lead-based paint requiring abatement, removal, or encapsulation, or otherwise regulated, pursuant to the requirements of governmental agencies or authorities.

     "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "INDEX GROUP" means the group of the 22 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquirer's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 22 bank holding companies are as follows:

     Bank Holding Company                           Ticker     Weighting
     --------------------                           ------
     Sterling Bancshares, Inc.                       SBIB        11.31
     United Community Banks, Inc.                    UCBI         9.13
     First Charter Corporation                       FCTR         7.53
     Texas Capital Bancshares, Inc.                  TCBI         6.38
     Prosperity Bancshares, Inc.                     PRSP         5.64
     Main Street Banks, Inc.                         MSBK         5.43
     WesBanco, Inc.                                  WSBC         5.24
     Alabama National BanCorporation                 ALAB         4.28
     City Holding Company                            CHCO         4.17
     Bank of the Ozarks, Inc.                        OZRK         4.14
     First Financial Bankshares, Inc.                FFIN         3.90
     Seacoast Banking Corporation of Florida         SBCF         3.89
     Simmons First National Corporation              SFNC         3.68
     Sandy Spring Bancorp, Inc.                      SASR         3.65
     First Bancorp                                   FBNC         3.54
     Community Trust Bancorp, Inc.                   CTBI         3.39
     GB&T Bancshares, Inc.                           GBTB         2.89
     First Community Bancshares, Inc.                FCBC         2.83
     Virginia Commerce Bancorp, Inc.                 VCBI         2.78
     Peoples Holding Company                          PHC         2.27
     Union Bankshares Corporation                    UBSH         2.19
     IberiaBank Corporation                          IBKC         1.73

     "INDEX PRICE" on a given date means the weighted average (weighted in accordance with the factors listed under the definition of "Index Group") of the closing prices of the companies comprising the Index Group.

     "INTELLECTUAL PROPERTY" shall mean: (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all rights to all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, corporate names and domain names together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (including, but not limited to, training materials and instruction manuals), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, know-how, formulae, compositions, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business methods and business and marketing plans and proposals); (e) all computer software in source or object code (including data and related documentation); (f) all other proprietary rights relative to any of the foregoing; (g) all copies and tangible embodiments of the forgoing (in whatever form or medium); and (h) all licenses to any of the foregoing.

     "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

     "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

     "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien, and which are disclosed in Section 10.1 of the FABC Disclosure Memorandum or the CCBG Disclosure Memorandum, as applicable.

     "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding, including without limitation, any actual, pending, or threatened condemnation, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

     "OPERATING PROPERTY" shall mean any property owned, leased, managed or operated by the Party in question or by any of its Subsidiaries and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi- judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

     "PARTICIPATION FACILITY" shall mean any facility or property in which such Party or Subsidiary holds a security interest (including an interest in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "PARTY" shall mean either FABC and First National, collectively, or CCBG, and "PARTIES" shall mean FABC, First National, and CCBG.

     "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

     "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "PROXY STATEMENT" shall mean the proxy statement used by FABC to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of CCBG relating to the issuance of the CCBG Common Stock to holders of FABC Common Stock.

     "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by CCBG under the 1933 Act with respect to the shares of CCBG Common Stock to be issued to the shareholders of FABC in connection with the transactions contemplated by this Agreement.

     "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Florida Department of Financial Services and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self- regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

     "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

     "RETURNS" shall mean all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.

     "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of FABC to be held pursuant to Section 7.1, including any adjournment or adjournments thereof.

     "SIGNIFICANT SUBSIDIARY" shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party's consolidated statement of condition prepared in accordance with GAAP.

     "STARTING DATE" shall mean the full trading day, immediately prior to the day on which the Parties execute this Agreement, on which the common stock of all of the bank holding companies comprising the Index Group are traded.

     "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner,

(iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

     "SURVIVING CORPORATION" shall mean CCBG as the surviving corporation resulting from the Holding Company Merger.

     "TAX" or "TAXES" shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, (i) income, estimated income, business, occupation, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, ad valorem, transfer, gains, profits, capital stock, license, gross receipts, stamp, real estate, severance and withholding taxes, and any fee assessment or other charge in the nature or in lieu of any tax and including any transferee or secondary liability in respect of any tax (imposed by Law, agreement or otherwise) and (ii) interest, penalties and additions in connection therewith, in each case, for which FABC is or may be liable (including as a result of the application of Treas. Reg. Section 1.1502-6).

            (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

     Adverse Finding                                 Section 7.6(c)
     Alachua 401(k) Plan                             Section 7.14(c)
     Allowance                                       Section 4.9
     Audit Adjustments                               Section 2.1(d)
     Auditor                                         Section 7.23
     Bank Merger                                     Preamble
     Bank Plan                                       Section 1.2
     Certificates                                    Section 3.1
     CCBG SEC Reports                                Section 5.5(a)
     CCBG Stock Multiple                             Section 2.1(c)
     Closing                                         Section 1.3
     COBRA                                           Section 4.15(k)
     Executive Employment Agreement                  Section 7.14
     Effective Time                                  Section 1.4
     Environmental Survey                            Section 7.20
     EPCRS Application                               Section 7.15
     ERISA Affiliate                                 Section 4.15(d)
     Exchange Agent                                  Section 3.1
     Executive Indexed Salary Continuation Plan      Section 7.14(c)
     FABC Benefit Plans                              Section 4.15(a)
     FABC Contracts                                  Section 4.16
     FABC ERISA Plan                                 Section 4.15(a)
     FABC Pension Plan                               Section 4.15(a)
     HIPAA                                           Section 4.15(k)
     Holding Company Merger                          Preamble
     Indemnified Party                               Section 7.16
     IRS                                             Section 4.15(a)
     Purchase Price                                  Section 2.1(b)

     Material Defect                                 Section 7.20
     Material Defect Notice                          Section 7.20
     Mergers                                         Preamble
     Notices                                         Section 4.12(d)
     Participants                                    Section 4.15(a)
     PBGC                                            Section 4.15(e)
     Property Examination                            Section 7.20
     Real Property                                   Section 4.10(f)
     Share Exchange Ratio                            Section 2.1(c)
     Takeover Laws                                   Section 4.21
     Tax Opinion                                     Section 8.1(g)


            (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

    10.2    EXPENSES.
            -------- Except as otherwise provided in this Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that CCBG shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement shall be borne equally by CCBG and FABC.

    10.3    BROKERS AND FINDERS.
            ------------------- Except for SunTrust Robinson Humphrey as to FABC and First National and except for McConnell, Budd & Romano, Inc. as to CCBG, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FABC or by CCBG, each of FABC and CCBG, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

    10.4    ENTIRE AGREEMENT.
            ---------------- Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.6(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.14 and 7.16.

    10.5    AMENDMENTS.
            ---------- To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the

Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of FABC Common Stock, there shall be made no amendment that reduces or modifies in any Material respect the consideration to be received by holders of FABC Common Stock; and further provided, that the provisions of this Agreement relating to the manner or basis in which shares of FABC Common Stock will be exchanged for shares of CCBG Common Stock shall not be amended after the Shareholders' Meeting in a manner adverse to the holders of CCBG Common Stock without any requisite approval of the holders of the issued and outstanding shares of CCBG Common Stock entitled to vote thereon.

    10.6    WAIVERS.
            -------

            (a) Prior to or at the Effective Time, CCBG, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FABC, to waive or extend the time for the compliance or fulfillment by FABC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CCBG under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CCBG.

            (b) Prior to or at the Effective Time, FABC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CCBG, to waive or extend the time for the compliance or fulfillment by CCBG of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FABC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FABC.

            (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

    10.7    ASSIGNMENT.
            ---------- Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

    10.8    NOTICES.
            ------- All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

     FABC:                   First Alachua Banking Corporation
                             15000 N.W. 140th Street
                             Alachua, Florida 32615

                             P.O. Box 219
                             Alachua, Florida 32616
                             Facsimile Number: (386) 462-6689
                             Attention: Jerry M. Smith or Marjorie Drummond

     First National:         First National Bank of Alachua
                             15000 N.W. 140th Street
                             Alachua, Florida 32615

                             P.O. Box 219
                             Alachua, Florida 32616
                             Facsimile Number: (386) 462-6689
                             Attention: Jerry M. Smith or Marjorie Drummond

     Copy to FABC and
     First National Counsel: Smith, Gambrell & Russell, LLP
                             1230 Peachtree Street, N.E., Suite 3100
                             Atlanta, Georgia 30309-3592
                             Facsimile Number: (404) 685-7058
                             Attn: Robert C. Schwartz, Esq.

     CCBG:                   Capital City Bank Group, Inc.
                             217 North Monroe Street
                             Tallahassee, Florida 33301
                             Facsimile Number: (850) 878-9150
                             Attention: J.  Kimbrough Davis

     Copy to Counsel:        Gunster, Yoakley & Stewart, P.A.
                             500 East Broward Boulevard, Suite 1400
                             Fort Lauderdale, Florida 33394
                             Facsimile Number: (954) 523-1722
                             Attention:  Gregory K. Bader, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.

    10.9    GOVERNING LAW.
            ------------- This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws.

    10.10   COUNTERPARTS.
            ------------ This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    10.11   CAPTIONS; ARTICLES AND SECTIONS.
            -------------------------------  The captions contained in this
Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

    10.12   INTERPRETATIONS.
            --------------- Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

    10.13   ENFORCEMENT OF AGREEMENT.
            ------------------------ The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    10.14   ENFORCEMENT COSTS.
            ----------------- If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, Default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

    10.15   SEVERABILITY.
            ------------ Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


                    [SIGNATURES APPEAR ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                     CAPITAL CITY BANK GROUP, INC.
                                     By:  /s/ J. Kimbrough Davis
                                        -----------------------------
                                     J. Kimbrough Davis
                                     Executive Vice President and Chief
                                     Financial Officer


                                     FIRST ALACHUA BANKING CORPORATION
                                     By:  /s/ Jerry M. Smith
                                        -----------------------------
                                     Jerry M. Smith,
                                     as Chairman, President and
                                     Chief Executive Officer


                                     FIRST NATIONAL BANK OF ALACHUA
                                     By:  /s/ Jerry M. Smith
                                        -----------------------------
                                     Jerry M. Smith,
                                     as Chairman, President and
                                     Chief Executive Officer

                               LIST OF EXHIBITS


     Exhibit Number   Description
           1.         Bank Plan of Merger  (Section 1.2).

           2. Letter Agreement (Sections 6.6(e), 7.15(e), 7.15(f), and 8.2(k))

           3.         Form of Affiliate Agreement (Sections 7.13 and 8.2(e)).

           4.         Executive Employment Agreement (Sections 7.14(b) and
                      8.2(j))

           5. Form of Director and Voting Agreement (Sections 7.18 and 8.2(g)).

           6.         Form of Non-Competition Agreement (Section 7.22)

           7. Matters as to which Smith, Gambrell & Russell, LLP will opine (Section 8.2(d)).

           8.         Form of Claims Letter  (Section 8.2(h)).

           9.         Matters as to which Gunster, Yoakley & Stewart, P.A.
                      will opine  (Section 8.3(d)).


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39


TABLE OF CONTENTS


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39
FTL 264323.5





39


FTL 264323.7A

Exhibit 1


FTL 265230.9


9-2
FTL 264323.7A

Exhibit 9

9-1
FTL 264323.7A